Exhibit 2.2

ASSET PURCHASE AGREEMENT

among:

iSports Inc.,
a California corporation; and

NTN Buzztime, Inc.,
a Delaware corporation.

___________________________

Dated as of April 24, 2009

____________________________

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement, dated April __, 2009 (this "Agreement"), is entered into by and among:  iSports Inc., a California corporation ("Seller"); and NTN Buzztime, Inc., a Delaware corporation ("Buyer").  Unless otherwise defined herein, capitalized terms shall have the meanings ascribed to them in Exhibit A.

RECITALS

A.   Seller is engaged in the business of developing, offering and marketing mobile social gaming, offering sports scores, gamecasting, news and interactive games (the "Business").

B.   Seller desires to sell, and Buyer desires to buy, certain of Seller's assets on the terms and subject to the conditions set forth in this Agreement.

In consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

PURCHASE AND SALE OF ASSETS

1.1   Purchase of Assets.  Upon the terms and subject to the conditions contained in this Agreement, at the Closing, Seller shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase, acquire and accept from Seller, as more specifically set forth on Schedule 1.1, all of Seller's assets of every kind and description (other than the Excluded Assets) that are used or useful in the Business wherever located and whether or not such assets and properties are reflected on the books and records of Seller or the Business (the "Purchased Assets"), free and clear of all Liens, other than Permitted Liens.  The Purchased Assets include:

(a)   all of Seller's rights under all licenses, permits, authorizations, orders, registrations, certificates, approvals, consents and franchises, or any pending applications for any of the foregoing;

(b)   all rights and interests in the Seller IP Rights;

(c)   any Contract set forth on Schedule 2.11 (i) to which Seller is a party or which is attributable to or related to the Business, including all of Seller's rights under said Contracts, (ii) pursuant to which any of the Purchased Assets are bound or subject, or (iii) involving the Purchased Assets or any insurance policies pursuant to which Seller is a beneficiary or any of the Purchased Assets are insured (together, the "Purchased Contracts");

(d)   all of Seller's claims, customer deposits, prepayments, prepaid expenses, refunds, causes of action, rights of recovery, rights of setoff and rights of recoupment existing as of the Closing Date and whether or not recorded in the books and records of Seller;

(e)   all (i) of Seller's advertiser and customer and supplier lists and all other sales, marketing and supplier information, (ii) of Seller's know-how, technology, drawings, engineering specifications, bills of materials, (iii) of Seller's software, database and related programs used or useful in the conduct of the Business, and (iv) other intangible assets of Seller;

(f)   all books and records which relate to the operations and finance of Seller, including books, records, ledgers, files, documents, correspondence, computer discs, computer files, diagrams, construction data, blueprints, instruction manuals, maintenance manuals, reports and similar documents used or useful in connection with the Business;

(g)   Seller's corporate name and any trade names (current and any former, if applicable) and any and all goodwill associated therewith;

(h)   all of the rights and interests of the Business in, to and under any third party manufacturers' warranties;

(i)   all other assets of Seller of every kind and description, tangible or intangible, to the extent used or useful in the conduct of the Business not provided for above.

1.2   Excluded Assets.  Notwithstanding the foregoing, Seller is not selling, assigning, transferring or conveying to Buyer hereunder and Buyer is not purchasing hereunder the assets of Seller set forth on Schedule 1.2 (collectively, the "Excluded Assets")

1.3   Assumed Liabilities.  In connection with the purchase and sale of the Purchased Assets, Buyer shall only assume the following obligations and liabilities of Seller (the "Assumed Liabilities"):

(a)   all Liabilities of Seller arising on and after the Closing Date under the executory portion of the Purchased Contracts; provided, however, that the Assumed Liabilities shall not include any Liabilities arising out of any breach by Seller on or prior to the Closing of any provision of any such Purchased Contract, including Liabilities arising out of Seller's failure to perform under any such Purchased Contract in accordance with its terms prior to the Closing; and

(b)   the accounts payable of Seller listed on Schedule 1.3(b).

Notwithstanding anything to the contrary herein, the Assumed Liabilities do not and shall not include the Excluded Liabilities.

1.4   Excluded Liabilities.  Notwithstanding anything in this Agreement to the contrary, or any disclosure contained herein or made pursuant hereto, or anything otherwise known to Buyer, Buyer does not assume and will not become responsible for any Liability of Seller except the Assumed Liabilities.  Without limiting the generality of the foregoing, the following are included among the Liabilities of Seller which Buyer does not expressly or impliedly assume (collectively, the "Excluded Liabilities"):

(a)   all Liabilities of Seller that exist or may arise under that certain License Agreement dated July 7, 2008 between Seller and STATS LLC, and all amendments thereto (the "STATS Agreement");

(b)   all Indebtedness of Seller except as set forth on Schedule 1.4(b);

(c)   all Liabilities of Seller with respect to any expenses relating to the transactions contemplated by this Agreement;

(d)   all Liabilities of Seller under any Environmental Law existing on the Closing Date, including all Liabilities which are attributable to non-compliance with federal, state, and local statutes or regulations governing water discharges, air emissions, and to the disposal, release, generation, treatment, transport, recycling or storage of any Hazardous Materials at or from any property or facility owned, leased, used or occupied at any time by Seller or any predecessor, including any predecessor in ownership, or arising out of or attributable to arrangements for any of the foregoing by Seller or any predecessor, including any predecessor in ownership, and any environmental condition or violation of Environmental Law with respect to any Real Property leased by Seller which existed on or prior to the Closing Date;

(e)   all Liabilities of Seller with respect to all Taxes for all periods prior to the Closing Date;

(f)   all Liabilities of Seller with respect to any pending, threatened or unasserted Action including Liabilities relating to the Excluded Assets or to the leased Real Property and Liabilities relating to any Tax owed, alleged to be owed, or that may become owed to any Governmental Entity with respect to matters which occurred prior to the Closing Date;

(g)   all product liability or product warranty obligations of Seller;

(h)   any Liability of Seller incurred in connection with the execution, delivery or performance of this Agreement;

(i)   all Liabilities of Seller which are attributable to non-compliance with applicable Laws;

(j)   all Liabilities associated with, relating to or arising from the employment relationships of Seller, including the termination of employees of Seller; and

(k)   all Liabilities associated with any Employee Benefit Plan, including any Liabilities associated with, relating to or arising from the failure to provide coverage and/or benefits under any Employee Benefit Plan.

1.5   Purchase Price.

(a)   The aggregate consideration payable for the Purchased Assets consists of (i) Five Hundred Thousand (500,000) unregistered shares of Buyer's common stock, $0.005 par value per share (the "Closing Shares"), (ii) the $0.30 Warrant, (iii) the $0.50 Warrant and (iv) the assumption by Buyer of the Assumed Liabilities (collectively, the "Closing Purchase Price"). At the Closing:

(A)   Buyer shall issue a certificate in the name of Seller representing the Closing Shares, which shall be placed and held in the Holdback Account.  The Closing Shares shall remain in the Holdback Account for the Holdback Period to secure the performance of the obligations of Seller under ARTICLE VI.  During the Holdback Period or until the Closing Shares have been distributed from the Holdback Account, all dividends paid and distributions made with respect to the Closing Shares shall be the property of Seller, and Seller shall have the sole power to exercise all voting rights pertaining to the Closing Shares.  As soon as reasonably practicable (but in any event within 10 Business Days) following the expiration of the Holdback Period, Buyer shall cause to be released to the Seller all of the remaining Closing Shares, if any, in excess of (i) any Closing Shares retained by Buyer pursuant to Section 6.9, and (ii) the Closing Shares calculated pursuant to the following sentence to satisfy all unresolved, unsatisfied or disputed claims for Damages specified in any Indemnification Demand delivered to Seller before the expiration of the Holdback Period.  If any claims for indemnification are unresolved, unsatisfied or disputed as of the expiration of the Holdback Period, then Buyer shall retain possession and custody of that portion of the Closing Shares that equals the total maximum amount of Damages then being claimed by Buyer in all such unresolved, unsatisfied or disputed claims, and as soon as reasonably practicable (but in any event within ten (10) Business Days) following resolution of all such claims, Buyer shall release to Seller the remaining Closing Shares, if any, not required to satisfy such claims.  Any dispute concerning the valuation of the indemnity claim for purposes of retention of the Closing Shares or the number of Closing Shares to be retained shall be resolved in accordance with Section 6.4(c).

(B)   Buyer shall deliver to Seller each of the $0.30 Warrant and $0.50 Warrant.

(b)   Following placement of the Closing Shares in the Holdback Account and delivery by Buyer of the $0.30 Warrant and the $0.50 Warrant as set forth above, Seller shall in all events be solely responsible for any and all further distribution of proceeds to its creditors and shareholders, as appropriate, and Buyer shall in no way be liable or responsible for distribution of any portion of the Closing Purchase Price directly to any of Seller's creditors or shareholders.

1.6   Earnout.

(a)   Earnout Consideration.  In addition to the Closing Purchase Price, if the earnout performance milestones (each an "Earnout Milestone" and collectively the "Earnout Milestones") set forth below in Section 1.6(b) are satisfied, Seller shall receive, subject to the terms and conditions of this Agreement, additional consideration (the "Earnout Consideration") as set forth below in Section 1.6(b).  Notwithstanding anything to the contrary in this Agreement, Buyer shall have a right to offset against the Earnout Consideration in order to secure Seller's indemnification obligations under ARTICLE VI.

(b)   Earnout Milestones.

(A)   If the Earnout Milestones described below are satisfied, then Seller will receive additional consideration at such times and on the terms set forth below.

(B)   Subject to the terms and conditions in this Section 1.6, payments related to the successful satisfaction of an Earnout Milestone (each, an "Earnout Payment") will be paid by Buyer to Seller in immediately available cash funds by wire transfer to an account designated by Seller within 30 Business Days after it has been determined that the applicable Earnout Milestone has been successfully satisfied.  Following delivery by Buyer to Seller of an Earnout Payment, Seller shall in all events be solely responsible for any and all further distribution of such Earnout Payment to its creditors and its shareholders, as appropriate, and Buyer shall in no way be liable or responsible for distribution, or lack thereof, of any portion of any Earnout Payment directly to any of Seller's creditors or its shareholders.  The Earnout Milestones shall be as follows:

(i)   Year 1.  With respect to Year 1, Buyer shall pay Seller 35% of the amount by which Buyer's Net Media Revenues for Year 1 exceeds $1,500,000 if and only if all of the following Business Conditions are satisfied:

(1)   Buyer achieves an average of at least 250,000 Active Mobile Users per month during the months of October, November and December of Year 1.

(2)   Buyer achieves an average of at least 100,000 users per month playing Challenges via Mobile Devices during the months of October, November and December of Year 1.

(ii)   Year 2.  With respect to Year 2, Buyer shall pay Seller 35% of the amount by which Buyer's Net Media Revenues for Year 2 exceeds $5,000,000 if and only if all of the following Business Conditions are satisfied:

(1)   Average monthly Unique Viewers on Buyer's consumer websites for Year 2 are at least 150,000 per month.

(2)   Average monthly Page Views from Mobile Devices for Year 2 are at least 50,000,000 per month.

(3)   Total Unique Viewers accessing Buyer's products from mobile devices average at least 1,500,000 per month during the months of July, August, September, October, November and December of Year 2.

(4)   Buyer's Premium Mobile and Web Revenues for Year 2 equal or exceed $500,000.

(iii)   Year 3.  With respect to Year 3, Buyer shall pay Seller 35% of the amount by which Buyer's Net Media Revenues for Year 3 exceeds $10,000,000 if and only if all of the following Business Conditions are satisfied:

(1)   Average monthly Unique Viewers on Buyer's consumer websites for Year 3 are at least 250,000 per month.

(2)   Average monthly Page Views from Mobile Devices for Year 3 are at least 100,000,000 per month.

(3)   Total Unique Users accessing Buyer's products from mobile devices average at least 2,500,000 per month during all of Year 3.

(4)   Buyer's Premium Mobile and Web Revenues for Year 3 equal or exceed $1,000,000.

(c)   Milestone Notice.  As soon as reasonably practicable (but in no event later than 30 days after Buyer can determine whether a particular Earnout Milestone has been satisfied), Buyer will give notice (in each case, a "Milestone Notice") to Seller informing Seller as to whether or not the applicable Earnout Milestone was satisfied.  The "Milestone Notice Date," in any case, will mean the date on which the Milestone Notice was delivered by Buyer to Seller.  If a dispute arises between Buyer and Seller as to whether an Earnout Milestone has been satisfied, such dispute will be resolved pursuant to Section 1.6(f).

(d)   Exclusion of Later Acquired Businesses or Assets.  For purposes of determining whether or not any of the Business Conditions set forth in Section 1.6(b) above have been achieved during any given period, the portion of revenue, users, viewers, page views and/or other business metrics relating to such Business Condition that are attributable to businesses and assets that Buyer acquires after the Closing shall be excluded, the value of which shall be based on reasonable methods of measurement and valuation and mutually determined by Buyer and Seller in good faith.

(e)   Employment Condition.  Notwithstanding anything else in this Section 1.6, the Earnout Payments described above relating to Year 1, Year 2 and Year 3 shall be conditioned on the continued full time employment by Buyer of each of Nick Glassman and Kartik Ramachandran from the Closing Date through the end of Year 1, Year 2 or Year 3, as applicable, except in the case of the death or termination without Cause by Buyer of such individual; provided, however, that if, after 18 months following the Closing Date and during Year 2 and/or Year 3, as applicable, (i) one of either Mr. Glassman or Mr. Ramachandran ceases to be a full time employee of Buyer for any reason other than such individual's death or termination without Cause by Buyer, then the amount of any Earnout Payment that would otherwise be payable with respect to such year and any future year shall be reduced by 50%, and (ii) both of Messrs. Glassman and Ramachandran cease to be full time employees of Buyer for any reason other than their death or termination without Cause by Buyer, then no Earnout Payment shall be due or payable with respect to such year or any future year.

(f)   Milestone Dispute Resolution.  If Seller disagrees as to whether or not an Earnout Milestone set forth in Section 1.6(b) has been satisfied, Seller shall give written notice (a "Dispute Notice") to Buyer with a reasonable description of the basis for such disagreement within 15 days following the applicable Milestone Notice Date.  For a period of 15 days following Buyer's receipt of the Dispute Notice, Buyer and Seller shall negotiate in good faith to attempt to agree whether or not the Earnout Milestone that is the subject of the Dispute Notice has been satisfied.  If Buyer and Seller cannot resolve the dispute within that 15 day period, then the parties shall submit the dispute to a mutually acceptable independent registered public accounting firm or other relevant subject matter expert for final determination, provided that such accounting firm or other relevant subject matter expert shall not have performed services for Buyer or Seller in the past year (the "Determining Experts").  The determination of the Determining Experts shall be final, binding and conclusive on the parties hereto.  The Determining Experts shall consider only the items in dispute and shall be instructed to act within 30 days (or such longer period as the parties may agree) to resolve the dispute.  The fees and expenses of the Determining Accountants shall be paid by the non-prevailing party in the dispute.

(g)   Management of the Business.  The parties hereto acknowledge and agree that, from and after the Closing, Buyer shall have the complete right, power and authority to operate and control its business and operations, including the Business, in any manner as it shall determine in its sole and absolute discretion.

1.7   Sales, Use and Transfer Taxes.  Seller shall be responsible for paying, shall promptly discharge when due, and shall reimburse, indemnify and hold harmless Buyer from, any sales or use, transfer, value added, real property gains, excise, stamp, stamp duty, stamp duty reserve tax, or other Taxes imposed by reason of the transfer of the Purchased Assets provided hereunder, and any deficiency, interest or penalty asserted with respect thereto; provided, however, that Buyer and Seller shall cooperate to reduce or eliminate, to the extent practicable, any such taxes that may be imposed on the transfer of the Purchased Assets (including, without limitation, by causing the transfer of any suitable intangible assets from Seller to Buyer to be made by means of remote telecommunications rather than by delivery of any item of tangible personal property).  For California sales and use tax purposes this Agreement shall constitute a "technology transfer agreement" within the meaning of Cal. Code Regs. section 1507.  Seller shall bear sole responsibility for any Tax in the nature of an income, franchise or occupation tax imposed on Seller as a result of the transfer of the Purchased Assets to Buyer as provided herein

1.8   Allocation.  The Closing Purchase Price and any other consideration for the Purchased Assets, as determined for U.S. federal income tax purposes pursuant to Treasury Regulation Section 1.1060-1(c) (the "Tax Purchase Price"), shall be allocated for such purposes as mutually agreed by the parties hereto within 30 days following the Closing Date, in accordance with the provisions of Treasury Regulations Section 1.1060-1(c) and the Treasury Regulations referred to therein.  Buyer and Seller shall execute and file all U.S. federal and applicable state income Tax Returns in a manner consistent with any allocations agreed or determined pursuant hereto and shall not take any position in any other Tax Return, before any Governmental Entity, or in any tax proceeding that is inconsistent with any such allocation, except pursuant to a final "determination" (as defined in Code Section 1313(a) or corresponding provision of state, local or foreign law).  Buyer and  Seller shall timely file any IRS Forms 8594, and any other U.S. federal and applicable state income Tax Returns prepared in a manner consistent with the allocations agreed or determined pursuant hereto and shall file any other Tax Return with any state, local or foreign Governmental Entity in a manner that is not inconsistent therewith.  Any redetermination of the Tax Purchase Price within the meaning of Treasury Regulations Section 1.338-7 shall be made as required thereby and shall be taken into account by Buyer and Seller in carrying out the provisions hereof and the preparation and filing of Tax Returns referred to above to the extent applicable.

1.9   Closing. Subject to the satisfaction or waiver of the conditions set forth in this Agreement, the closing of the transactions contemplated by this Agreement, including the purchase and sale of the Purchased Assets (the "Closing"), shall take place at the offices of Sheppard Mullin Richter & Hampton, LLP located at 12275 El Camino Real, Suite 200, San Diego, California 92130 on: (a) April __, 2009, or (b) such date, time and place as the parties may agree (the "Closing Date").  Notwithstanding the foregoing, the parties agree that the Closing shall be deemed effective as of 12:01 a.m. on the Closing Date.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

As of the Closing Date, Seller represents and warrants to Buyer as follows

2.1   Organization.  Seller is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of California.  Seller has all requisite power and authority to own and lease its assets and to operate the Business as the same are now being owned, leased and operated.  Seller is duly qualified or licensed to do business as a foreign corporation or foreign entity in, and is in good corporate standing in, each jurisdiction in which the nature of the Business or its ownership of its properties requires it to be so qualified or licensed.  Schedule 2.1 sets forth a true and complete list of (a) all jurisdictions in which Seller is qualified or licensed to do business as a foreign corporation or foreign entity, and (b) all powers of attorney granted by Seller to any third party that are currently in effect.  All necessary corporate action on the part of Seller with respect to the consummation of the transactions contemplated hereby has been taken.  Seller has provided Buyer with a true, complete and correct copy of its articles of incorporation and bylaws, each as currently in effect and reflecting any and all amendments thereto (the "Organizational Documents").  Each of the Organizational Documents is in full force and effect, and Seller is not in violation of any provision thereof.

2.2   Authorization.  The execution, delivery and performance by Seller of this Agreement, the other agreements contemplated hereby (each, a "Transaction Document") and each of the transactions contemplated hereby or thereby have been duly and validly authorized by Seller, and no other act or proceeding on the part of Seller, its board of directors or its shareholders is necessary to authorize the execution, delivery or performance by Seller of this Agreement or any Transaction Document or the consummation of any of the transactions contemplated hereby or thereby.  This Agreement has been duly executed and delivered by Seller and this Agreement constitutes, and the Transaction Documents upon execution and delivery by Seller, will each constitute, a valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect, relating to or limiting creditors' rights generally and (ii) general principles of equity (whether considered in an action in equity or at law).  The board of directors of Seller has duly and unanimously approved this Agreement and the transactions contemplated hereby, and has recommended adoption thereof by Seller's shareholders.

2.3   No Conflict.  The execution, delivery and performance by Seller of this Agreement and the Transaction Documents and the consummation of each of the transactions contemplated hereby or thereby will not (i) violate or conflict with the Organizational Documents, (ii) violate, conflict with, result in any material breach of, constitute a default under, result in the termination of, result in the acceleration of any obligations under, result in a material change in terms of, create in any party the right to accelerate, terminate, modify or cancel, or require any consent or notice under, or create an event that, with the giving of notice or the lapse of time, or both, would be a default under or material breach of, any (A) Contract to which Seller is a party or by which it is bound or affected or to which any of its assets is bound or affected; or (B) judgment, order, writ, injunction, decree or demand of any Governmental Entity which materially affects the ability of Seller to perform its obligations under this Agreement; (iii) result in the creation or imposition of any Lien upon any assets or any of the equity of Seller, or which affects the ability to conduct the Business as conducted prior to the date of this Agreement or perform its obligations under this Agreement; (iv) except as set forth on Schedule 2.3, require any declaration, filing or registration with, or authorization, consent or approval of, exemption or other action by or notice to, any Governmental Entity or other Person under the provisions of any Law or any Contract to which Seller is subject, or by which Seller is bound or affected or by which Seller or any of its assets are bound or affected.

2.4   Capitalization.  The authorized capital stock of Seller consists of 5,000,000 shares of common stock, and 1,000,000 shares of preferred stock.  A total of 1,666,666 shares of Seller's common stock, and 680,000 shares of Seller's preferred stock, are issued and outstanding as of date of this Agreement.  Schedule 2.4 accurately sets forth the authorized and outstanding equity securities of Seller and the number of shares of each class or series of Seller capital stock held by each shareholder of Seller, including, with respect to the outstanding shares of preferred stock, the number of shares of common stock issuable upon conversion thereof.  Schedule 2.4 also accurately sets forth an accurate and complete schedule by holder of all outstanding options and warrants and the number of shares of each class or series of Seller capital stock issuable upon exercise of such options and warrants.  All of the issued and outstanding shares of capital stock of Seller have been duly authorized, are validly issued in accordance with applicable laws, fully paid and nonassessable, are not subject to and were not issued in violation of any preemptive rights, are free and clear of all Liens, and are owned of record and beneficially by the shareholders as set forth on Schedule 2.4.

2.5   Legal Proceedings.  Except as set forth on Schedule 2.5, there are no, and since January 1, 2006, there have been no (a) outstanding judgments, orders, decrees, awards, stipulations or injunctions of any kind against Seller that otherwise affect the Purchased Assets or the Business or (b) Actions pending or, to Seller's Knowledge, threatened against Seller that otherwise affect the Purchased Assets or the Business.  There is no action, claim suit or proceeding pending or, to Seller's Knowledge, threatened, by or against Seller that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with the execution and delivery by Seller of this Agreement or any of the Transaction Documents or the performance of Seller hereunder or thereunder.

2.6   Intellectual Property and Proprietary Rights.

(a)   Schedule 2.6(a) sets forth a true, correct and complete list of all Intellectual Property, and any Contracts relating to the Intellectual Property (other than trade secrets, know-how and goodwill attendant to the Intellectual Property and other intellectual property rights not reducible to schedule form) owned, licensed to or used by Seller with respect to the conduct of the Business as presently conducted or presently proposed to be conducted.  Schedule 2.6(a) separately identifies the Intellectual Property owned by Seller and the Intellectual Property licensed to or used by Seller.

(b)   Except as set forth on Schedule 2.6(b), Seller has not interfered with, infringed upon or misappropriated any Intellectual Property rights of any Person, and Seller (and management level employees with direct responsibility for Intellectual Property matters) has never received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Seller must license or refrain from using any Intellectual Property rights of any Person).  To Seller's Knowledge, no Person has interfered with, infringed upon or misappropriated any Intellectual Property rights of Seller.

(c)   Except as set forth on Schedule 2.6(c), (i) Seller owns all right, title and interest in, or has a valid and binding license to use, the Intellectual Property, and, to the extent required in connection with the way in which Seller has conducted, conducts, or presently proposes to conduct the Business, to make, have made, use, sell, import and export, distribute, publicly perform, publicly display, reproduce and prepare derivative works of the Intellectual Property; (ii) the rights of Seller to the Intellectual Property are free and clear of all Liens; (iii) all registrations with and applications to Governmental Entities in respect of the Intellectual Property are valid and in full force and effect and Seller has taken all action required to maintain their validity and effectiveness; (iv) there are no restrictions on the direct or indirect (A) transfer of any license, or any interest therein, held by Seller in respect of the Intellectual Property or (B) changes of control of Seller; (v) Seller has delivered to Buyer prior to the execution of this Agreement documentation with respect to any invention, process, design, computer program or other know-how or trade secret included in the Intellectual Property, which documentation is accurate in all material respects and reasonably sufficient in detail and content to identify and explain such invention, process, design, computer program or other know-how or trade secret and to facilitate its use without reliance on the special knowledge or memory of any Person; (vi) Seller has taken reasonable measures to protect the secrecy, confidentiality and value of its trade secrets; and (vii) Seller is not, nor has it received any notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) under any license with respect to the Intellectual Property.

(d)   Except as identified on Schedule 2.6(d), no approval or consent of or payment of any consideration to any Person is required so that the interest of Buyer in the Intellectual Property shall continue to be in full force and effect following the transactions contemplated by this Agreement, and Seller is not subject to any restriction, agreement, instrument, order, judgment or decree which would be violated or breached by the consummation of the transactions contemplated by this Agreement.

(e)   Except for the fees identified in Schedule 2.6(e) for the agreements identified therein, no licensing fees, royalties or payments are due or payable by Seller in connection with the Intellectual Property, other than maintenance fees.  Schedule 2.6(e) lists all actions that must be taken by Seller within one year from the date hereof, including the payment of any registration, maintenance, renewal fee, annuity fee and Tax or the filing of any document, application or certificate for the purposes of maintaining, perfecting or preserving or renewing any Intellectual Property.

(f)   Schedule 2.6(f) separately lists and identifies all (i) computer programs, (ii) computer databases (including, but not limited to, databases used in conjunction with such computer programs) and (iii), specifications, manuals and materials associated therewith, owned, licensed or used by Seller, excluding generally available off-the-shelf microcomputer and work station software (collectively, the "Software Rights").  Except as set forth in Schedule 2.6(f), all right, title and interest in and to the Software is owned by Seller free and clear of all Liens, is fully transferable to Buyer, and no party other than Seller has any interest in the Software.  Each of the representations in Sections 2.6(b) through 2.6(e), inclusive, is applicable to the Software Rights.

(g)   The Software performs in accordance with the documentation and other written materials related to the Software and is free from substantial defects in programming and operations, is in machine readable form, contains all current revisions of such Software, and includes all computer programs, materials, tapes, know-how, object and source codes, other written materials, know-how and processes related to the Software.  Seller has delivered to Buyer complete and correct copies of the Software in its current form and all user and technical documentation related thereto.

(h)   All copies of the Software embodied in physical form are being delivered to Buyer at or prior to the Closing.

(i)   Seller has kept secret and has not disclosed the source code for the Software to any Person other than certain employees of Seller who are subject to the terms of a binding confidentiality agreement with respect thereto.  Seller has taken all appropriate measures to protect the confidentiality and proprietary nature of the Software, including the use of confidentiality agreements with all of its employees and consultants having access to the Software source and object code.

(j)   No employee of Seller is in default under, and the consummation of the transactions contemplated by this Agreement will not result in a default of, any term of any employment Contract relating to the Software or any noncompetition arrangement, or any other Contract or any restrictive covenant relating to the Software or its development or exploitation.  Seller does not have any obligation to compensate any Person for the development, use, sale or exploitation of the Software nor has Seller granted to any other Person or entity any license, option or other rights to develop, use, sell or exploit in any manner the Software whether requiring the payment of royalties or not.

(k)   Except as set forth on Schedule 2.6(k), all Intellectual Property owned by Seller and for which confidentiality is appropriate has been maintained in confidence in accordance with protection procedures believed by Seller to be adequate for protection customarily used in the industry to protect rights of like importance.  All former and current managers, employees, agents, consultants and independent contractors who have authored, co-authored or otherwise contributed to or participated in the conception and development of Intellectual Property which is used in and material to the Business ("IP Participant"), have executed and delivered to Seller a proprietary information agreement, pursuant to which, inter alia, such IP Participant has assigned any and all of his, her or its rights in such Intellectual Property to Seller and has agreed to keep such Intellectual Property confidential and not to use such Intellectual Property for any purpose unrelated to his, her or its work for Seller. Except as set forth on Schedule 2.6(k), no former or current IP Participant has filed, asserted in writing or, to Seller's Knowledge (or management employees of Seller with direct responsibility for Intellectual Property matters), threatened any claim against Seller in connection with his, her or its involvement in Intellectual Property which is used in and material to the Business.  To Seller's Knowledge (or management employees of Seller with direct responsibility for Intellectual Property matters), except as set forth on Schedule 2.6(k), no IP Participant has any patents issued or applications pending for any device, process, design or invention of any kind now used or needed by Seller which patents or applications have not been assigned to Seller.

(l)   No former or current shareholder, director or officer, employee or independent contractor of Seller has any right to receive royalty payments or license fees from Seller.

(m)   With respect to privacy and security agreements and contractual commitments (the "Commitments"), (i) Seller is in full compliance with all applicable Commitments; (ii) the transactions contemplated by this Agreement and the Transaction Documents will not violate any Commitments; (iii) Seller has not received inquiries from the Federal Trade Commission or any other Governmental Entity regarding Commitments; (iv) Seller has not received any written (including email) complaints from any web site user regarding Commitments, or compliance with Commitments; (v) the Commitments have not been rejected by any applicable certification organization which has reviewed such Commitment or to which any such Commitment has been submitted and (vi) Seller has not experienced the cancellation, termination or revocation of any privacy or security certification issued by any Commitments.

(n)   Except as set forth on Schedule 2.6(n), Seller has in its possession or control: (i) correct and complete, fully-executed copies of all of the Contracts (as amended to date) that are required to be identified on any of the schedules required by this Section 2.6; and (ii) correct and complete copies of all documents (including without limitation patents, registration certificates, renewal certificates, applications, prosecution histories, and all documents submitted to or received from the relevant patent, copyright, trademark, domain name or other authorities in the United States and foreign jurisdictions, as the case may be) relating to each item of the Intellectual Property identified on Schedule 2.6(a).  Seller has delivered to Buyer correct and complete, fully-executed copies of all of the documents described in this Section 2.6(n).

2.7   Employees and Independent Contractors.

(a)   Schedule 2.7(a) contains a true and complete list, as of March 31, 2009, of all employees currently employed or who have at any time been employed by Seller or in the Business (the "Business Employees"), including each such employee's (i) name, (ii) title, (iii) principal location of employment, (iv) with respect to all currently employed Business Employees, their current salary and other compensation arrangement (i.e. commission rate) and whether the employee is actively working or on a leave of absence, and (v) with respect to all previously employed Business Employees, a description of their duties and services to Seller.

(b)   (i) all Business Employees have executed Seller's form proprietary information and inventions agreement, a copy of which has been provided to Buyer; (ii) to Seller's Knowledge, no Business Employee is a party to or is bound by any employment contract, patent disclosure agreement, non-competition agreement or other restrictive covenant or other Contract with any third party that could be reasonably expected to affect (A) the performance by such Business Employee of any of his or her duties or responsibilities as an employee of the Business, or (B) the Business; and (iii) to Seller's Knowledge, no Business Employee is in violation of any term of any employment contract, patent disclosure agreement, non-competition agreement, or any other restrictive covenant or other Contract with any third party relating to the right of any such Business Employee to be employed by Seller, or after the closing, by Buyer.

(c)   Except as set forth on Schedule 2.7(c), Seller has paid or otherwise satisfied all obligations due to the Transferred Employees in respect of their employment with Seller, including if applicable, any wages, salaries, bonuses (including any bonuses that arise out of the completion of the transactions contemplated hereby), accrued vacation pay, and severance pay, and all payroll taxes payable with respect to such employees, which will be discharged by Seller in accordance with their terms.  Buyer shall have no obligations or liabilities to any Transferred Employee whatsoever, including but not limited to any wages, salaries, bonuses (including any bonuses that arise out of the completion of the transactions contemplated hereby or any Earnout Consideration, if any), accrued vacation pay and severance pay, if any, owing to a Transferred Employee as a result of such employee's employment with Seller.

(d)   Schedule 2.7(d) contains a true and complete list, as of February 28, 2009, of all consultants and other independent contractors who are providing or who have at any time provided services to the Business (the "Independent Contractors"), including (i) their name, (ii) type of services provided, (iii) the dates during which they provided services, and (iv) principal location where services are provided.

(e)   Seller has complied in all respects with all legal requirements relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining requirements, the payment of social security and similar Taxes and occupational safety and health.  Seller is not liable for the payment of any Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing legal requirements.

(f)   Except as set forth in Schedule 2.7(f), there has not been and there are no pending or, to Seller's Knowledge, threatened controversies, grievances, administrative charges, lawsuits or claims by any Business Employee with respect to his or her employment, termination of employment or compensation and benefits.  Seller has not (i) been a party to, or bound by, any collective bargaining agreement with any labor organization; or (ii) experienced any strike, work stoppage, lock-up, slow-down or other material labor dispute or any attempt by organized labor or employees to cause Seller to comply with or conform to demands of organized labor relating to its employees or recognize any union or collective bargaining units.  No labor strike or stoppage is pending or, to Seller's Knowledge, threatened against Seller.  Seller is in material compliance with all laws relating to the employment of labor, including all such laws relating to wages, hours, the WARN Act, collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding or social security Taxes and any similar Tax.  There has been no "mass layoff" or "plant closing" as defined by the WARN Act with respect to Seller.  There are no pending or, to Seller's Knowledge, threatened governmental audits or investigative proceedings with respect to Seller's employees, including but not limited to audits or investigations by the Department of Labor, the Occupational Safety and Health Administration, the Equal Employment Opportunity Commission or any state counterpart.  To Seller's Knowledge, all of the Transferred Employees are legally eligible to work in the United States and Seller and Transferred Employees have properly completed Form I-9s with respect to each Transferred Employee.

2.8   Employee Benefit Plans.

(a)   Except for the arrangements set forth on Schedule 2.8(a), Seller does not maintain or contribute to, and has not in the current or preceding six calendar years maintained or contributed to, any pension, profit-sharing, deferred compensation, bonus, stock option, share appreciation right, severance, group or individual health, dental, medical, life insurance, survivor benefit, or similar plan, policy or arrangement, whether formal or informal, for the benefit of any director, officer, consultant or employee, whether active or terminated, of Seller.  Each of the arrangements set forth on Schedule 2.8(a) is hereinafter referred to as an "Employee Benefit Plan".

(b)   Seller has heretofore provided to Buyer true, correct and complete copies of each Employee Benefit Plan, and with respect to each such plan (i) any associated trust, custodial, insurance or service agreements, (ii) any Form 5500 annual report, actuarial report, or disclosure materials (including specifically any summary plan descriptions) submitted to any Governmental Entity or distributed to participants or beneficiaries thereunder in the current or any of the three preceding calendar years and (iii) the most recently received IRS determination or opinion letters and any governmental advisory opinions or rulings.

(c)   Each Employee Benefit Plan is and has heretofore been maintained and operated in all material respects in compliance with the terms of such plan and with the requirements prescribed (whether as a matter of substantive law or as necessary to secure favorable tax treatment) by any and all applicable statutes, governmental or court orders, or governmental rules or regulations in effect from time to time, including but not limited to ERISA and the Code.  Each Employee Benefit Plan that is intended to be qualified under Code Section 401(a) has obtained a favorable determination letter issued by the IRS as to its tax-qualified status and nothing has occurred since the issuance of such favorable determination letter, whether by action or failure to act, which would cause the loss of such qualification.

(d)   There is no pending or, to Seller's Knowledge, threatened Action, other than routine claims for benefits, concerning any Employee Benefit Plan or any fiduciary or service provider thereof and, to Seller's Knowledge, there is no basis for any such Action.

(e)   Neither Seller nor any ERISA Affiliate has ever maintained, sponsored or been required to contribute to any (i) "defined benefit plan" (as defined in Section 3(35) of ERISA), (ii) "employee pension benefit plan" (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA or Code Section 412, or (iii) "multiemployer plan" (as defined in Section 3(37) of ERISA).

(f)   No Employee Benefit Plan nor any party in interest with respect thereof, has engaged in a "prohibited transaction" which could subject Seller or any ERISA Affiliate directly or indirectly to liability under Section 409 or 502(i) of ERISA or Code Section 4975.

(g)   Seller and any ERISA Affiliate have at all times complied with the applicable continuation coverage requirements for their group health plans under Code Section 4980B(f) and Part 6 of Title I of ERISA ("COBRA").  Except for the continuation coverage requirements of COBRA, Seller has no obligations or potential liability for continuation of medical, dental, life or disability coverage to employees, former employees or their respective dependents following termination of employment or retirement.

2.9   Financial Statements.  Schedule 2.9 sets forth true and complete copies of the following (collectively, the "Financial Statements") (a) unaudited consolidated balance sheets of Seller as of December 31, 2008, and the related unaudited statement of operations for the twelve-month period ended December 31, 2008, and (b) the unaudited consolidated balance sheet of Seller as of March 31, 2009 ("Acquisition Balance Sheet"), and the related unaudited statement of operations for the three-month period then ended, in each case prepared in a manner consistent with Seller's historical basis and accounting methods.  Each of the Financial Statements (including in all cases the notes thereto, if any) is accurate and complete in all respects and presents fairly the consolidated financial condition, results of operations and cash flows of Seller throughout the periods covered thereby, and such Financial Statements have been prepared in accordance with accounting methods consistently applied throughout the periods indicated.  Seller maintains books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Seller. Seller maintains systems of internal accounting controls reasonably sufficient to provide reasonable assurances that: (i) Seller's transactions are executed in accordance with management's general or specific authorization; (ii) Seller's transactions are recorded as necessary to permit the preparation of financial statements and to maintain accountability for its assets; (iii) access to Seller's assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for Seller's assets is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.  Seller has provided Buyer copies of each management letter or other letter delivered to Seller by its outside accountants in connection with the Financial Statements or relating to any review by Seller's outside accountants of the internal controls of Seller.

2.10   Changes.  Except as described in Schedule 2.10, since December 31, 2008, Seller has conducted the Business only in the ordinary course and in a manner consistent with past practice and, since such date there has not been a Material Adverse Effect.  Specifically, except as described in Schedule 2.10, since December 31, 2008, Seller has not:  (a) incurred any material Liabilities (including liabilities as guarantor or otherwise with respect to the obligations of others) of the Business, other than in the ordinary course of business; (b) subjected to or permitted an Lien upon or otherwise encumbered any of the Purchased Assets; (c) sold, transferred, licensed or leased any of the Purchased Assets except in the ordinary course of business; (d) suffered any physical damage, destruction or loss (whether or not covered by insurance) to the Purchased Assets causing, or which could cause, a Material Adverse Effect; (e) amended or terminated any Material Contract; (f) experienced any change in the assets, liabilities, sales, income or business of Seller or in its relationships with suppliers, customers or lessors, other than changes which were both in the ordinary course of business and have not, either in any case or in the aggregate, had, or which could have, a Material Adverse Effect; (g) acquired or disposed of any asset or property other than in the ordinary course of business; (h) made any declaration, setting aside or payment of any distributions in respect of Seller's securities; (i) made any increase in the compensation, pension or other benefits payable or to become payable by Seller to any of its officers, directors, shareholders, or employees, or any bonus payments or arrangements made to or with any of them (other than pursuant to the terms of any existing written agreement or plan of which Buyer has been supplied complete and correct copies); (j) forgiven or cancelled any debt or claim or waived any right of material value other than compromises of accounts receivable in the ordinary course of business; (k) entered into any transaction other than in the ordinary course of business; (l) discharged or satisfied any Lien or made any payment of any Liability other than (i) current liabilities included in the Acquisition Balance Sheet and (ii) current liabilities incurred since the date of the Acquisition Balance Sheet in the ordinary course of business; or (m) entered into any Contract obligated itself to do any of the foregoing.

2.11   Material Contracts.

(a)   Schedule 2.11 lists all of the following to which Seller is a party or by which Seller is bound and which are currently in effect (including the subsection(s) below to which each such item is responsive) (each a "Material Contract"):

(A)   Contracts which involve commitments to make capital expenditures or which provide for the purchase of goods or services by Seller from any Person under which the undelivered balance of such goods or services has a purchase price in excess of $5,000;

(B)   Contracts which provide for the sale of goods or services by Seller and under which the undelivered balance of such goods or services has a sale price in excess of $5,000;

(C)   Contracts relating to the borrowing of money by Seller, to the granting by Seller of a Lien on any of its assets, or any guaranty by Seller of any Indebtedness or otherwise;

(D)   extensions of credit by Seller except for trade accounts receivable in the ordinary course of business consistent with past practice;

(E)   warranties, guaranties, or other similar undertakings by Seller;

(F)   joint venture, partnership or similar Contracts involving a sharing of profits, losses, costs or Liabilities by Seller with any other Person;

(G)   Contracts continuing over a period of more than six months from the date thereof, not terminable by Seller without penalty upon 30 days' or less notice;

(H)   Contracts relating to the marketing, sale, advertising or promotion of its products or services;

(I)   non competition agreements with any Business Employee or Independent Contractor and employment agreements and consulting agreements with any Business Employee or Independent Contractor;

(J)   Contracts that restrict or purport to restrict in any respect (including as to manner or place) the ability of Seller to engage in any line of business or compete with any Person;

(K)   Contracts that restrict or purport to restrict in any respect the right of Seller to sell to or purchase from any other Person;

(L)   Contracts pursuant to which Seller is a lessor or a lessee of any property, personal or real, or holds or operates any tangible personal property owned by another Person, except for any leases of personal property under which the aggregate annual rent or lease payments do not exceed $5,000;

(M)   Contracts with respect to Intellectual Property, including Contracts with any Business Employee or Independent Contractor regarding the appropriation or the non-disclosure of any Intellectual Property;

(N)   Employee Benefit Plans or Contracts providing for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated hereby or Contracts relating to loans to any officers, directors or Affiliates;

(O)   collective bargaining agreements and other Contracts to or with any labor union, employees' association or other employee representative of a group of employees;

(P)   sales representative or other Contracts obligating Seller to pay commissions to any Person;

(Q)   Contracts that grant a currently effective power of attorney to any Person;

(R)   Contracts that contain any provision requiring Seller to indemnify any other party thereto;

(S)   stock option agreements, warrants and convertible or exchangeable securities for the purchase or issuance of capital stock of Seller; and

(T)   Contracts restricting the transfer of capital stock of Seller, obligating Seller to issue or repurchase shares of its capital stock, or relating to the voting of stock or the election of directors of Seller.

(b)   Except as disclosed on Schedule 2.11(b):  (i) no Material Contract has been breached in any respect or canceled by the other party that has not been duly cured or reinstated; (ii) Seller is not in receipt of any claim of default under any Material Contract or other item; and (iii) no event has occurred which with the passage of time or the giving of notice or both would result in a breach or default under any such Material Contract.  Each Material Contract is valid, binding and enforceable against Seller, and, to Seller's Knowledge, against any other Person that is a party thereto.  The consummation of the transactions contemplated by this Agreement will not (and will not give any Person a right to) terminate or modify any rights of, or accelerate or augment any obligation of, Seller under any Material Contract.

(c)   Seller has delivered to Buyer copies of all Material Contracts, together with all amendments, waivers or other changes thereto.

2.12   Compliance with Laws.  Seller is not in violation of or in default in any material respect under any foreign or domestic (federal, state or local) law, statute, treaty, rule, regulation, ordinance, franchise, permit, concession, license, order, decree, consent decree or similar instrument or determination or award applicable to it by which any of the Purchased Assets or the Business is bound or affected (including any labor, environmental, occupational health, zoning or other law, regulation or ordinance).  Except as set forth on Schedule 2.12, Seller has not committed, been charged with, or, to Seller's Knowledge, been under investigation with respect to, nor does there exist, any material violation of any provision of any federal, state or local law or administrative regulation in respect of Seller or the Purchased Assets or the Business.

2.13   Permits, Licenses, Etc.  Schedule 2.13 contains a complete listing of all Government Licenses used by Seller in the conduct of the Business.  Seller owns or possesses all right, title and interest in and to all of the Government Licenses that are necessary to own and operate the Business, including those Government Licenses necessary for the employment of Seller's employees.  Seller is in compliance with the terms and conditions of such Government Licenses and has not received any notice that it is in violation of any of the terms or conditions of any such Government Licenses.  All of the Government Licenses are currently effective and valid, and will remain so upon consummation of the transactions contemplated by this Agreement.  To Seller's Knowledge, no event has occurred or circumstances exist which would currently or upon notice or lapse of time constitute a default under any of the Government Licenses.  To Seller's Knowledge, there is no threatened suspension, cancellation or invalidation of any Government License.

2.14   Taxes.

(a)   All Tax Returns required to be filed by or on behalf of Seller, on or before the date hereof were true, correct and complete as of the date filed, or if amended on or before the date hereof, were true, correct and complete after giving effect to such amendment.  All such Tax Returns that were required to be filed were duly and timely filed (taking into account any extension of time to file granted or obtained) and all Taxes (including, Taxes withheld from employees' salaries and all other withholding Taxes and obligations and deposits required to be made by or with respect to Seller) due have been timely paid, or to the extent not due and payable as of the date hereof, adequate provision for the payment thereof has been made on the Acquisition Balance Sheet.

(b)   No Tax Return of Seller has been examined by or settled with any tax authority during the last seven years.  During the last seven years, no deficiency, delinquency or default for any Taxes relating to Seller or its receipts, income, sales, transactions or other business activities has been claimed, proposed or assessed against Seller, nor has Seller received notice of any such deficiency, delinquency or default; and there is no audit, examination, investigation, claim, assessment, action, suit, or proceeding, pending or proposed by any tax authority, with respect to any Tax or with respect to any Tax Return of Seller.

(c)   There are no Liens on the Purchased Assets relating to or attributable to Taxes, other than for Taxes not yet due and payable.  No Governmental Entity has asserted any claim relating to or attributable to Taxes, which, if adversely determined, would result in any Lien on the Purchased Assets.

(d)   No extension or waiver of any statute of limitations has been requested of or granted by Seller with respect to any Tax for any period.  No extension or waiver of time within which to file any Tax Return has been requested by or granted to Seller with respect to any Tax Return that has not been filed.  No power of attorney with respect to Taxes has been executed by Seller or filed with any tax authority with respect to Seller during the last three years.

(e)   No claim has ever been made by an authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction.

(f)   Seller is not a party to, bound by, or obligated under any tax sharing or allocation agreements, tax indemnification agreement or similar Contract whether written or unwritten.

(g)   Except as set forth in the Acquisition Balance Sheet, Seller has not, in the past 10 years acquired assets from another corporation in a transaction in which Seller's U.S. federal income tax basis for the acquired assets was determined, in whole or in part, by reference to the tax basis of the acquired assets (or any other property) in the hands of the transferor.

(h)   There is no tax ruling, request for ruling or settlement, compromise, closing or Tax collection agreement in effect or pending which does or could reasonably be expected to affect the liability of Seller for Taxes for any period after the Closing Date.

(i)   Seller is not required to document a transfer pricing methodology in compliance with Code Section 482 and any related provisions, the Treasury Regulations thereunder, and any comparable provisions of state, local or foreign Tax law.  Seller has not agreed to, and is not required to include in income, any adjustment pursuant to Code Section 482 (or similar provision of other law or regulations), nor has any Tax authority proposed, or is any Tax authority considering, such adjustment.

(j)   Seller has never been a member of any affiliated group filing a consolidated federal Tax Return, or incurred any liability for the Taxes of any Person under Treasury Regulation Section 1.1502–6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract, or otherwise.

(k)   Seller is not and has never been required to make a basis reduction pursuant to Treasury Regulation Sections 1.1502-20(b) or Section 1.337(d)-2(b).

(l)   At no time during the five-year period ending on the date hereof was Seller a "distributing corporation" or "controlled corporation" within the meaning of Code Section 355(a)(1)(A) in any distribution intended to qualify under Code Section 355.

(m)   Seller has no interest in and is not subject to any joint venture, partnership, or other Contract which is treated as a partnership for U.S. federal Tax purposes.

(n)   Seller is not successor to any other Person by way of merger, reorganization or similar transaction.

(o)   Seller has not made any payments, is not obligated to make any payment(s), and is not a party to any agreement that could obligate Seller to make any payment(s) that would not be deductible under either Code Sections 280G or 162(m).

(p)   No property owned by Seller is treated as "tax-exempt use property" within the meaning of Code Section 168(h).

(q)   Seller has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

(r)   Seller has not been a party to a transaction that constitutes a "reportable transaction" within the meaning of Treasury Regulation Section 1.6011-4(b) (or a similar provision of state law).

(s)   Seller does not have and has never had any obligation to register a tax shelter under Code Section 6111 or to file any disclosure or maintain any list pursuant to Code Section 6112 and regulations promulgated thereunder.

(t)   Seller has previously provided Buyer with the following information with respect to Seller as of the most recent practicable date: each state, county, local municipal, domestic or foreign jurisdiction in which Seller (i) files, or is or has been required to file, a Tax Return relating to Taxes of any kind, (ii) is required to register for Tax purposes, (iii) is or has been liable for any Taxes on a "nexus" basis at any time, (iv) is qualified to do business, (v) owns or regularly uses property, (vi) has any employee or in which any employee of Seller is regularly present, or (vii) has any agent, representative or distributor.

2.15   Brokers.  Except as set forth on Schedule 2.15, there are no claims or rights to brokerage commissions, finders fees or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract made or alleged to have been made by or on behalf of Seller or any of its Affiliates, officers, employees or directors.  All fees and expenses related to the items set forth on Schedule 2.15 will be paid by Seller at or prior to the Closing, and neither Buyer nor any of its Affiliates shall have any liability of any kind with respect thereto.

2.16   Purchased Assets.

(a)   The Purchased Assets represent all of the assets currently used in the conduct of the Business in the ordinary course.

(b)   The Purchased Assets and the assets presently owned, leased, or licensed by Seller are reasonably sufficient in all material respects for the conduct of the Business as presently conducted and as the Business is intended to be conducted for the next 12 months.  Except as set forth on Schedule 2.16(b), Seller does not own any material assets which are used in or have been used in the Business that are not included in the Purchased Assets.

(c)   Seller has good title to, a valid leasehold interest in, or valid rights to use, all the Purchased Assets free and clear of all Liens other than Permitted Liens.

(d)   The Purchased Assets taken as a whole are sufficient in all material respects for the purposes for which they are used by Seller in the ordinary course of the Business.

(e)   Seller has the full right to contribute, convey, transfer, assign and deliver the Purchased Assets without the need to obtain the consent or approval of or pay any consideration to any Person.

(f)   At and as of the Closing, Seller will convey the Purchased Assets to Buyer in the manner set forth on Schedule 1.1, by bills of sale, certificates of title and other instruments of assignment and transfer effective in each case to vest in Buyer, and Buyer will have, good and valid record and marketable title to all of the Purchased Assets, free and clear of all Liens other than Permitted Liens.

2.17   Suppliers.  Schedule 2.17 hereto sets forth the top 10 suppliers of Seller, based upon dollar volume as of the date hereof, listed in order of the dollar amount of purchases, for each of the 2007 and 2008 fiscal years and for the first two months of the 2009 fiscal year.  To Seller's Knowledge, the relationships of Seller with such suppliers are good commercial working relationships.  Except as set forth on Schedule 2.17, no supplier of material importance to the Business or Seller has cancelled or otherwise terminated, or, to Seller's Knowledge, threatened to cancel or otherwise to terminate, its relationship with Seller or has during the last 12 months decreased materially, or, to Seller's Knowledge, threatened to decrease or limit materially, its services or materials for use in the Business.  To Seller's Knowledge, no such supplier intends to cancel or otherwise substantially modify its relationship with Seller or to decrease materially or limit its services, supplies or materials to Seller.

2.18   Title to Properties.

(a)   Owned Real Property.  Seller does not now own nor in the past owned any real property.

(b)   Leased Real Property.  Schedule 2.18(b) sets forth the address of each parcel of real property leased by Seller or used by Seller in connection with the Business (the "Real Property") and a list of all leases of Seller (including all amendments, extensions, renewals, guaranties and other Contracts with respect thereto) for each parcel of Real Property (collectively, the "Leases").  With respect to each of the Leases: (i) such Lease is legal, valid, binding and enforceable against Seller and the applicable lessor and is in full force and effect and has not been modified and Seller holds good, valid and marketable leasehold title to each parcel of Real Property that is the subject of such Lease free and clear of all Liens, except for Liens that have been placed by the applicable lessor on any parcel of Real Property and for which Seller has subordination and non disturbance or similar agreements relating thereto; (ii) neither Seller nor, to Seller's Knowledge, any other party to the Lease is in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default or permit the termination or modification of such Lease or the acceleration of rent under such Lease; (iii) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach of or default under such Lease that has not been redeposited in full; (iv) Seller does not owe and will not owe in the future any brokerage commissions or finder's fees with respect to such Lease; (v) all rents and additional rents due as of the Closing Date have been paid; (vi) Seller has been (and continues to be) in peaceable possession since the commencement of the term of the Lease; (vii) no waiver, indulgence, or postponement of Seller's obligations under the Lease has been granted by the lessor, and no waiver, indulgence or postponement of the lessor's obligations under the Lease has been granted by Seller; (viii) Seller has provided to Buyer a true, correct and complete copy of such Lease; and (ix) Seller has not assigned, subleased or otherwise granted to any Person the right to use or occupy the Real Property that is the subject of such Lease or any portion thereof.

(c)   Seller has obtained all consents and other permissions related to the transactions contemplated herein and required under any agreements related to all or any portion of the Real Property.  Such transactions will not result in a breach of or default under any Lease or other such agreement with respect to all or any portion of the Real Property, or otherwise cause any Lease or other such agreement to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing.

(d)   The Real Property comprises all of the real property used or intended to be used in the Business.  Seller is not a party to any agreement or option to purchase any real property or interest therein.

(e)   There are no pending or, to Seller's Knowledge, contemplated or threatened, condemnation or eminent domain proceedings against all or any portion of the Real Property.  There are no (i) public improvements which have been commenced or completed and for which an assessment may be levied against all or any portion of the Real Property, or (ii) planned public or other improvements which may result in any assessment against all or any portion of the Real Property.

(f)   Seller has neither received any notice nor has any Knowledge of any violation of any zoning, entitlement, building or other land use regulations or of any covenants, conditions, restrictions, or easements related to all or any portion of the Real Property.  The Real Property is properly and fully zoned for the operation and use thereof consistent with past practice at the applicable Real Property and for the operation of the Business.

(g)   All water, storm and sanitary sewage facilities, telephone, gas, electricity, fire protection and, without limitation, other required utilities have been installed and are operational and sufficient to permit the operation of the Business after the Closing Date in the ordinary course consistent with past practice at the applicable Real Property.

(h)   The Real Property, and each part and portion thereof and improvements thereto, is in good condition and repair and free from material defects.

(i)   Seller has not received any notice nor has any Knowledge that:

(A)   any government agency or any employee or official thereof considers that the operation of any of the Real Property consistent with past practice at the applicable Real Property has failed or will fail to comply with any laws;

(B)   any investigation has been commenced or is contemplated respecting any such possible or actual failure of compliance; or

(C)   there are any unsatisfied requests for repairs, restorations or alterations with regard to any of the Real Property or improvements thereto from any Person, including any tenant, lender, insurance carrier or Governmental Entity.

(j)   There are no moratoria, initiatives, referenda or similar governmental or quasi-governmental enactments or policies existing, pending, or to Seller's Knowledge, threatened or contemplated, which would prohibit, hinder or render more expensive the operation of the Business at any of the Real Property consistent with past practices at the applicable Real Property.

(k)   There are no Actions pending, or to Seller's Knowledge, threatened, before or by any judicial, administrative or union body, any arbiter or any governmental authority, against or affecting the Real Property (or any portion thereof).

(l)   Schedule 2.18(l) lists all leases and other Contracts under which Seller is lessee or lessor of any asset (other than Real Property), or holds, manages or operates any asset (other than Real Property) owned by any other Person, or under which any asset (other than Real Property) owned by Seller is held, operated or managed by a third party.  Seller is the holder of all the leasehold estates purported to be granted to such entity by the leases set forth on Schedule 2.18(l) and is the owner of all equipment, machinery and other assets purported to be owned by Seller thereon, free and clear of all Liens other than Permitted Liens.  Each such lease and other Contract is in full force and effect and constitutes a legal, valid and binding obligation of, and is legally enforceable against, Seller and, to Seller's Knowledge, each of the respective parties thereto (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally and by the application of general principles of equity) and grants the leasehold estate it purports to grant free and clear of all Liens other than Permitted Liens.  All necessary governmental approvals required to be obtained by Seller with respect thereto have been obtained, all necessary filings or registrations therefor have been made, and to Seller's Knowledge, there have been no threatened cancellations thereof and are no outstanding disputes thereunder.  Seller has performed all obligations thereunder required to be performed to date.  Seller is not in default in any material respect under any of the foregoing and to Seller's Knowledge, no other party is in default in any material respect under any of the foregoing, and there has not occurred any event which (whether with or without notice, lapse of time or the happening or occurrence of any other event) could, constitute a default on the part of Seller, or to Seller's Knowledge, a party thereto other than Seller.

2.19   Environmental Matters.  Except as set forth in Schedule 2.19, to Seller's Knowledge:

(a)   Seller is in compliance in all material respects with all applicable Environmental Laws;

(b)   Seller has obtained and is in material compliance with all permits, licenses and other authorizations required under applicable Environmental Laws for the Business and/or the operations of Seller as it is currently operated;

(c)   there has not been a Release at, on, under or from any Real Property during Seller's period of ownership, lease term or operation on any Real Property, or, to Seller's Knowledge, prior to Seller's period of ownership, lease term or operation on any Real Property;

(d)   Seller has not received any notice regarding any violation of, or any Liability (including any investigatory, corrective or remedial obligation) under, any Environmental Laws with respect to the past or current operations, properties, products or facilities of Seller;

(e)   Seller's products comply with all applicable Environmental Laws.

2.20   Product and Warranty Liability.  Schedule 2.20 contains a true, correct and complete description of the product and service warranties provided by Seller.  There have not been any material deviations from such warranties, and neither Seller nor any of its salespeople, employees, distributors or agents is authorized to undertake obligations to any customer or to other third parties in excess of such warranties.  Seller has not made any oral warranty with respect to any of its products or services.  Seller has provided Buyer with a true, correct and complete schedule of all product warranty claims against Seller since January 1, 2006.  There are no claims pending against Seller alleging defects in or other claims relating to the performance or non-performance of the products of Seller, and to Seller's Knowledge, no facts or circumstances exist that could give rise to such a claim.  Except as set forth on Schedule 2.20, all third party manufacturers' warranties relevant to the conduct of the Business are assignable, without requiring the consent of or the payment of any consideration to any Person.

2.21   Insurance.  Schedule 2.21 sets forth a list of each insurance policy to which Seller is a party or a named insured.  All of such insurance policies are legal, valid, binding and enforceable and in full force and effect and will remain so immediately after the Closing and Seller is not in breach or default with respect to its obligations under such insurance policies (including with respect to payment of premiums).  Seller has not received any notice or other indication from any insurer or agent of any intent to cancel or not renew any insurance policy.  Schedule 2.21 sets forth a list of all claims filed by Seller with its insurers over the past three years.  Seller has timely filed claims with its insurers with respect to all matters and occurrences for which Seller believes it has coverage.  Seller has not been refused any insurance with respect to its assets or operations, and Seller's coverage has not been limited by any insurance carrier with which it has carried insurance.

2.22   No Undisclosed Liabilities.  Seller has no Liabilities except for Liabilities set forth in the Acquisition Balance Sheet and Liabilities that are not material that have arisen after the date of the Acquisition Balance Sheet in the ordinary course of business consistent with past practice

2.23   Affiliate Transactions.  Except as set forth on Schedule 2.23, no shareholder, officer, director, or Affiliate of Seller (a) is a party to any Contract with Seller or has any interest in, or has any claim or right against, any property or asset of Seller or any tangible or intangible property which Seller is using or the use of which is necessary for the Business as currently conducted or currently proposed to be conducted, (b) owns or has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in a Person that has (i) had business dealings or a material financial interest in any transaction with Seller or (ii) engaged in a business competing with Seller with respect to any line of the products or services of such entity in any market; or (c) has any cause of action or other claim whatsoever against, or owes any amount to, Seller, except for claims in the ordinary course of business, such as for accrued vacation pay, accrued benefits under Employee Benefit Plans and similar matters and agreements.

2.24   Indebtedness.  Except for Indebtedness described on Schedule 2.24 hereto, Seller has no Indebtedness outstanding at the date hereof.  Except as disclosed on Schedule 2.24 hereto, Seller is not in default with respect to any outstanding Indebtedness or any instrument relating thereto and no such Indebtedness or any instrument or agreement relating thereto purports to limit the issuance of any securities by Seller or the operation of the Business.  Seller has furnished to Buyer complete and correct copies of all Contracts (including all amendments, supplements, waivers and consents) relating to (a) any Indebtedness of Seller, (b) any conditional sale or other title retention agreement with respect to any assets used in the Business, (c) any purchase money mortgage or other agreement securing all or part of the purchase price of property used in the Business, and (d) any capital leases of any assets used in the Business or in respect of which Seller is liable as lessee.

2.25   STATS Agreement.  All Liabilities under, or relating to, the STATS Agreement have been fully discharged by Seller.  Seller has paid and satisfied in full all amounts due or payable under the STATS Agreement.  The STATS Agreement has been terminated prior to the Closing and STATS LLC has no claims whatsoever under or relating to the termination of the STATS Agreement against Seller or Buyer.

2.26   Subsidiaries.  Seller neither has any Subsidiaries nor owns or holds of record and/or beneficially any shares of any class in the capital of any corporation.  Seller owns no legal and/or beneficial interests in any limited liability companies, partnerships, business trusts or joint ventures or in any other unincorporated trade or business enterprises.

2.27   Absence of Certain Business Practices.

(a)   Neither Seller nor any predecessor of Seller, nor any of their respective directors, officers, employees, agents or, to Seller's Knowledge, any other Person affiliated with or acting for or on the behalf of Seller or of any predecessor of Seller, has, (i) directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment or (ii) agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other Person which could subject the Business or Buyer to any damage or penalty in any civil, criminal or governmental litigation or proceeding.

(b)   Seller has in the conduct of the Business and the ownership and operation of its assets complied in all material respects with all statutory and regulatory requirements relating to export controls and trade sanctions under all applicable legal requirements of each jurisdiction in which Seller conducts the Business or holds any assets, including, without limitation, the International Traffic in Arms Regulations, the Export Administration Regulations, and anti-boycott provisions, regulations administered by the Office of Foreign Assets Control.

(c)   Seller does not maintain or conduct, and has not maintained or conducted, any business, investment, operation or other activity in the conduct of the Business and the ownership, operation or use of Seller's assets in or with: (i) any country or Person targeted by any of the economic sanctions of the United States of America administered by the United States Treasury Department's Office of Foreign Assets Control; (ii) any Person appearing on the list of Specially Designated Nationals and Blocked Persons issued by the United States Treasury Department's Office of Foreign Assets Control; or (iii) any country or Person designated by the United States Secretary of the Treasury pursuant to the USA PATRIOT Act as being of "primary money laundering concern."

2.28   Disclosure.  No representation or warranty by Seller in this Agreement or in any exhibit, schedule, written statement, certificate or other document  delivered or to be delivered to Buyer pursuant hereto or in connection with the consummation of the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading or necessary in order to provide Buyer with proper and complete information as to Seller and the identity, value and usability of the Purchased Assets.  There is no fact relating to the Business, the Purchased Assets or Seller which may materially adversely affect the same and which has not been disclosed to Buyer in writing.

2.29   Investment Representations.

(a)   No Representations. Seller confirms that neither Buyer nor any of its authorized agents has made any representation or warranty to Seller about Buyer or the Securities other than those set forth in this Agreement, and that Seller has not relied upon any other representation or warranty, express or implied, in connection with the transactions contemplated by this Agreement.

(b)   Investment Representations. Seller represents, warrants and covenants to Buyer that Seller is acquiring the Securities for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act. Seller is either (i) an "accredited investor(s)" as such term is defined in Rule 501(a) under the Securities Act, or (ii) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of acquiring the Securities.

(c)   Investment Risks. Seller acknowledges and is aware that: (i) there are substantial restrictions on the transferability of the Securities, (ii) the Securities will not be, and Seller does not have the right to require that the Securities be, registered under the Securities Act; (iii) the certificates representing the Securities shall bear a legend similar to the legend set out below and (iv) such legend shall not be removed from any such certificates unless either (A) such Securities are sold under an effective registration statement under the Securities Act, or (B) Seller delivers to Buyer a written opinion of counsel, in form and substance reasonably satisfactory to Buyer, that no such registration is required and that the transfer will not otherwise violate the Securities Act, the Securities Exchange Act of 1934, or applicable state securities laws.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), IN RELIANCE UPON ONE OR MORE EXEMPTIONS FROM REGISTRATION OR QUALIFICATION AFFORDED BY THE SECURITIES ACT AND/OR RULES PROMULGATED BY THE COMMISSION PURSUANT THERETO. THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE ALSO NOT BEEN REGISTERED OR QUALIFIED (AS THE CASE MAY BE) UNDER THE SECURITIES LAWS OF ANY STATE OR TERRITORY OF THE UNITED STATES (THE "BLUE SKY LAWS"), IN RELIANCE UPON ONE OR MORE EXEMPTIONS FROM REGISTRATION OR QUALIFICATION (AS THE CASE MAY BE) AFFORDED UNDER SUCH SECURITIES LAWS. THESE SECURITIES HAVE BEEN ACQUIRED FOR THE HOLDER'S OWN ACCOUNT FOR INVESTMENT PURPOSES ONLY AND NOT WITH A VIEW FOR RESALE OR DISTRIBUTION.

(d)   Opportunity to Ask Questions. During the course of the transaction contemplated by this Agreement, and before acquiring the Securities, Seller has had the opportunity (i) to be provided with financial and other written information about Buyer included in all documents Buyer has publicly filed with the Securities and Exchange Commission, and (ii) to ask questions and receive answers concerning the business of Buyer and its finances. Seller has, to the extent it has availed itself of this opportunity, received satisfactory information and answers.

(e)   Sophistication. Seller represents that by reason of its business or financial experience or the business or financial experience of Seller's professional advisors who are unaffiliated with and who are not compensated by Buyer or any Affiliate or selling agent of Buyer, directly or indirectly, Seller has the capacity to protect its own interests in connection with the transactions contemplated by this Agreement.

(f)   Reliance by Buyer.  Seller understands that the foregoing representations and warranties are to be relied upon by Buyer as a basis for exemption of the sale of the Securities under the Securities Act and under the securities laws of all applicable states and for other purposes.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

As of the Closing Date, Buyer represents and warrants to Seller as follows:

3.1   Organization and Qualification.  Buyer is an entity duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to perform its obligations under this Agreement.

3.2   Authorization.  The execution, delivery and performance by Buyer of this Agreement and each other Transaction Document to which it is a party and each of the transactions contemplated hereby or thereby have been duly and validly authorized by Buyer, and no other corporate act or proceeding on the part of Buyer, its board of directors or its shareholders is necessary to authorize the execution, delivery or performance by Buyer of this Agreement or any Transaction Document to which it is a party or the consummation of any of the transactions contemplated hereby or thereby.  This Agreement has been duly executed and delivered by Buyer and this Agreement constitutes, and the Transaction Documents upon execution and delivery by Buyer, will each constitute, a valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect, relating to or limiting creditors' rights generally and (ii) general principles of equity (whether considered in an action in equity or at law).

3.3   No Conflict.  The execution, delivery and performance by Buyer of this Agreement and the Transaction Documents to which it is a party and the consummation of each of the transactions contemplated hereby or thereby will not (i) violate or conflict with the certificate of incorporation, bylaws or other organizational documents of Buyer, (ii) violate, conflict with, result in any material breach of, constitute a default under, result in the termination of, result in the acceleration of any obligations under, result in a material change in terms of, create in any party the right to accelerate, terminate, modify or cancel, or require any consent or notice under, or create an event that, with the giving of notice or the lapse of time, or both, would be a default under or material breach of, any (A) Contract to which Buyer is a party or by which it is bound or affected or to which any of its assets is bound or affected; or (B) judgment, order, writ, injunction, decree or demand of any Governmental Entity which materially affects the ability of Buyer to perform its obligations under this Agreement; (iii) result in the creation or imposition of any Lien upon any assets or any of the equity of Buyer, or which affects the ability to conduct its business as conducted prior to the date of this Agreement or perform its obligations under this Agreement; (iv) require any declaration, filing or registration with, or authorization, consent or approval of, exemption or other action by or notice to, any Governmental Entity or other Person under the provisions of any law, statute, rule, regulation, judgment, order or decree or any Contract to which Buyer is subject, or by which Buyer is bound or affected or by which Buyer or any of its assets are bound or affected.

3.4   Legal Proceedings.  There is no action, claim suit or proceeding pending or, to the Knowledge of Buyer, threatened, by or against or Buyer that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with the execution and delivery by Buyer of this Agreement or any of the Transaction Documents to which it is a party or the performance of Buyer hereunder or thereunder.

3.5   Brokers.  There are no claims or rights to brokerage commissions, finders fees or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract made or alleged to have been made by or on behalf of Buyer or any of its Affiliates, officers, employees or directors.

ARTICLE IV

COVENANTS

4.1   Employee Matters.

(a)   No Rights Conferred Upon Employees.  The parties hereby acknowledge that, other than the Transferred Employees, Buyer is under no obligation to employ any current or future employee of Seller.  Except as specifically set forth in the Offer Letters, Buyer shall be under no obligation to (i) continue the employment of any Transferred Employee after the Closing Date, and nothing in this Agreement shall confer any rights or remedies under this Agreement on any such Transferred Employee or (ii) continue any Transferred Employee's coverage under any Employee Benefit Plan.

(b)   COBRA Continuation Coverage.  On and after the Closing Date, Seller shall be responsible for (i) complying with all notice requirements of COBRA, and (ii) providing COBRA continuation coverage to all "M&A qualified beneficiaries," as that term is defined by Treasury Regulations §54.4980B-9, Q&A-4, with respect to the transactions contemplated by this Agreement for at least the maximum period that continuation coverage may be available to the M&A qualified beneficiaries (including any second qualifying events experienced by the M&A qualified beneficiaries) under COBRA.

4.2   Filing of Tax Returns; Allocation of Straddle Period Taxes; Cooperation.

(a)   Subject to Sections 4.2(b) and 4.2(c), Seller shall be responsible for the preparation and filing of all Tax Returns of Seller (including Tax Returns required to be filed after the Closing Date) to the extent such Tax Returns include or relate to Seller's operation of the Business or Seller's use or ownership of the Purchased Assets on or prior to the Closing Date.  Seller's Tax Returns, to the extent they relate to the Business or the Purchased Assets, shall, in all material respects, be true, complete and correct and prepared in accordance with applicable law.  Seller will be responsible for and make all payments of Taxes shown to be due on such Tax Returns.

(b)   Buyer will be responsible for the preparation and filing of all Tax Returns it is required to file with respect to (i) Buyer's ownership or use of the Purchased Assets or (ii) the operation of the Business attributable to taxable periods (or portions thereof) commencing after the Closing Date.  Buyer's Tax Returns, to the extent they relate to the Purchased Assets or the Business, shall be true, complete and correct and prepared in accordance with applicable law in all material respects.  Buyer will make all payments of Taxes shown to be due on such Tax Returns.

(c)   Buyer will be responsible for the preparation and filing of all Tax Returns (other than income Tax Returns), if any, required to filed with respect to the Business or the Purchased Assets for which Taxes are reported on a Tax Return covering a period commencing before and ending after the Closing Date (a "Straddle Period").  Unless otherwise required by applicable law, each such Tax Return shall be prepared in a manner consistent with past accounting methods and practices of Seller.  Seller shall promptly pay to Buyer the portion of any Tax liability attributable to the portion of the Straddle Period ending on the Closing Date, as determined in accordance with Section 4.2(d).

(d)   For purposes of apportioning liability for Taxes in connection with any Straddle Period (i) in the case of Taxes based upon or related to receipts or employee payroll amounts, the amount of any such Taxes allocable to the portion of the taxable period ending on the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date; and (ii) in the case of Taxes other than Taxes described in clause (i), the amount of such Taxes allocable to the portion of the taxable period ending on the Closing Date shall be the product of (A) the amount of such Taxes for the entire period and (B) a fraction the numerator of which is the number of calendar days in the period ending with the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.

(e)   To the extent relevant to the Business or the Purchased Assets, each party shall (i) provide the other with such assistance as may reasonably be required in connection with the preparation of any Tax Return and the conduct of any audit or other examination by any taxing authority or in connection with judicial or administrative proceedings relating to any liability for Taxes and (ii) retain and provide the other with all records or other information that may be relevant to the preparation of any Tax Return, or the conduct of any audit or examination, or other proceeding relating to Taxes.

4.3   Cooperation With Intellectual Property Assignments.  Seller agrees to execute and deliver at the request of Buyer, all documents, instruments and assignments reasonably requested by Buyer, and to perform any other reasonable acts Buyer may require in order to vest all of  right, title, and interest in and to the Seller IP Rights in Buyer or to provide evidence to support any of the foregoing in the event such evidence is reasonably deemed necessary by Buyer to the extent such evidence is in the possession or control of Seller.

4.4   Confidentiality.  Seller acknowledges and agrees to continue to abide by the terms and conditions of the Confidentiality Agreement.  Notwithstanding the foregoing or anything to the contrary in the Confidentiality Agreement, Seller agrees not to divulge or disclose or use for its benefit or purposes at any time after the Closing any information with respect to the Purchased Assets, Buyer or the Business, unless such information has already become public (without violation of this Agreement).  The information intended to be protected hereby shall include financial information, customers, sales representatives, and anything else having an economic or pecuniary benefit to Buyer or Seller.

4.5   Use of Name.  Buyer is purchasing all of Seller's rights to the business names of Seller, and therefore Seller shall not be entitled to use the name "iSports", variations thereof, or any confusingly similar name as corporate or business names or titles anywhere in the world from and after the Closing.  Seller shall, promptly following with the Closing, undertake and promptly pursue all necessary action to change its business and corporate names to new names bearing no resemblance or confusing similarity to any of its pre-Closing names, so as to permit the use of such pre-Closing names by Buyer and its Affiliates.  Buyer agrees to pay the filing fees with the State of California associated with this name change.

4.6   Payment of the Closing Purchase Price and Earnout Consideration.  Seller shall be solely responsible for further distributing the Closing Purchase Price and the Earnout Consideration, if any, when and if received by Seller from Buyer, to those Persons entitled to any portion of the Closing Purchase Price and the Earnout Consideration.

4.7   Transfer Restrictions. Seller acknowledges and agrees that the Securities may only be disposed of in compliance with state and federal securities laws.  Without in any way limiting the representations set forth in Section 2.29, Seller further agrees not to Transfer all or any portion of the Securities, unless and until:

(a)   there is then in effect a registration statement under the Securities Act covering such proposed Transfer and such Transfer is made in accordance with such registration statement; or

(b)   Seller shall have notified Buyer of the proposed Transfer and shall have furnished Buyer with a statement of the circumstances surrounding the proposed Transfer, and, at the expense of Seller or the transferee, with an opinion of counsel, reasonably satisfactory to Buyer, that such Transfer will not require registration of such securities under the Securities Act and that such Transfer is in compliance with applicable state securities laws.

Notwithstanding the provisions of Sections 4.7(a) and 4.7(b), no such registration statement or opinion of counsel shall be required for any Transfer of any Securities in compliance with Rule 144 promulgated under the Securities Act, except in unusual circumstances.

4.8   Piggyback Registration Rights.

(a)   If at any time or from time to time Buyer shall determine to register any of its securities, either for its own account or the account of a security holder or holders, other than (1) a registration relating solely to employee benefit plans on Form S-8 (or any successor form) or (2) a registration relating on Form S-4 (or any successor form), Buyer  will:

(A)   promptly give to Seller written notice thereof, and

(B)   include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Closing Shares and the shares of Buyer's common stock issuable upon exercise of the $0.30 Warrant and the $0.50 Warrant (collectively, the "Registrable Shares") specified in a written request or requests, made within 10 days after delivery of such written notice from Buyer.

(b)   If the registration for which Buyer gives notice is for a registered public offering involving an underwriting, Buyer shall so advise Seller as a part of the written notice described above. Seller shall (together with Buyer) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by Buyer.

(A)   If the managing underwriter determines in good faith that marketing factors (including pricing) require a limitation of the number of shares to be underwritten, the underwriter may exclude some or all of the Registrable Shares from such registration and underwriting.  Buyer shall so advise Seller, and the number of Registrable Shares to be included in such registration shall be allocated as follows: first, for the account of Buyer, all shares of Common Stock proposed to be sold by Buyer; second, for the account of Seller, the number of Registrable Shares requested to be included in the registration up to the amount of the limitation imposed by the managing underwriter; and third, for the account of any other investor that has been granted registration rights with respect to the Common Stock on the terms and conditions of any agreement pertaining to such registration rights.

(B)   If Seller disapproves of the terms of any such underwriting, Seller may elect to withdraw by written notice to Buyer and the managing underwriter. Any Registrable Shares excluded or withdrawn from such underwriting shall be withdrawn from such registration.

(C)   Buyer shall have the right to terminate or withdraw any registration initiated by it prior to the effectiveness of such registration, whether or not Seller has elected to include any or all of the Registrable Shares in such registration.

(c)   All expenses incurred in connection with any registration, qualification, or compliance pursuant to this Section 4.8 shall be borne by Buyer.  All selling expenses relating to the Registrable Shares shall be borne by Seller.

(d)   The registration rights set forth in this Section 4.8 shall expire at such time as the Registrable Shares may be immediately sold to the public without registration or restriction (including without limitation as to volume) under the Securities Act, including pursuant to Rule 144.

ARTICLE V

CLOSING CONDITIONS AND DELIVERABLES

5.1   Conditions Precedent to Buyer's Obligations.  The obligation of Buyer to consummate the Closing shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (to the extent noncompliance is not waived in writing by Buyer):

(a)   Buyer shall have received a bill of sale (the "Bill of Sale") and an assignment, assumption, and general conveyance (the "Assignment and Assumption Agreement"), duly executed by Seller in favor of Buyer for transfer of the Purchased Assets in substantially the forms attached hereto as Exhibits B and C, dated as of the Closing Date;

(b)   Buyer shall have received an assignment from Seller of all right, title and interest of Seller in all the Seller IP Rights (the "Seller IP Assignment"), duly executed by Seller in favor of Buyer as described in Schedule 1.1, in substantially the form attached hereto as Exhibit D, dated as of the Closing Date;

(c)   Buyer shall have received the employment offer letters, in form and substance acceptable to Buyer (collectively, the "Offer Letters"), between Buyer and each of Nick Glassman and Kartik Ramachandran, respectively (collectively, the "Transferred Employees"), duly executed by each of the Transferred Employees, dated as of the Closing Date.

(d)   Buyer shall have received the non-competition agreements in the form attached hereto as Exhibit E (the "Non-Competition Agreements"), between Buyer and each of the Transferred Employees duly executed by each of the Transferred Employees, dated as of the Closing Date.

(e)   Seller shall prepare and deliver to Buyer a certificate (the "Certificate of Indebtedness") certifying as to the amount of Indebtedness of Seller outstanding on the Closing Date, and specifying the amount owed to each creditor listed thereon.

(f)   Buyer shall have received the Payoff Letters, providing for terminations of any and all Liens in, and releases of any and all Liens and Indebtedness on, the Purchased Assets, including, but not limited to, UCC termination statements from the secured creditors of Seller;

(g)   Buyer shall have received certificates of corporate good standing as of the most recent practicable date from Secretary of State where Seller is incorporated or qualified to do business;

(h)   All filings, authorizations and approvals and consents necessary to consummate the transactions contemplated by this Agreement shall have been made with or obtained from all applicable Governmental Entities and other Persons, as the case may be;

(i)   Buyer shall have received: (i) evidence of the change in Seller's corporate name to one not using the word "iSports" or any derivation or variation thereof, and (ii) all required consents from Seller related to Buyer's use of Seller's name on the Closing Date and thereafter, in the state of its incorporation and all other states wherein it is qualified to do business as a foreign corporation or has business nexus;

(j)   Buyer shall have received evidence to Buyer's satisfaction that all third party inventor assignments with respect to the Seller IP Rights have been properly executed in favor of Seller;

(k)   Buyer shall have received a certificate duly executed by a duly authorized officer of Seller, in form and substance reasonably satisfactory to Buyer, certifying that Seller has secured all necessary corporate and other approvals authorizing the execution, delivery and performance by Seller of this Agreement and the transactions contemplated hereby;

(l)   Buyer shall have received approval from NYSE Amex for the additional listing of shares of Common Stock with respect to the Closing Shares and the shares of Common Stock issuable upon exercise of the $0.30 Warrant and the $0.50 Warrant;

(m)   Seller shall have terminated the STATS Agreement to the satisfaction of Buyer in its sole discretion;

(n)   Seller shall have received approval of this Agreement and the transactions contemplated hereby from holders of at least 90% of the outstanding shares of Seller's common stock and preferred stock, voting separately; and

(o)   Seller shall have amended its Articles of Incorporation in form and substance acceptable to Buyer.

Any agreement or document to be delivered to Buyer pursuant to this Section 5.1, the form of which is not attached to this Agreement as an exhibit, shall be in form and substance reasonably satisfactory to Buyer.

5.2   Conditions Precedent to Seller's Obligations.  The obligation of Seller to consummate the Closing shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (to the extent noncompliance is not waived in writing by Seller):

(a)   Seller shall have received the Assignment and Assumption Agreements duly executed by Buyer, dated as of the Closing Date;

(b)   Seller shall have received the Seller IP Assignment duly executed by Buyer, dated as of the Closing Date;

(c)   Seller shall have received a certificate duly executed by a duly authorized officer of Buyer, in form and substance reasonably satisfactory to Seller, certifying that Buyer has secured all necessary corporate and other approvals authorizing the execution, delivery and performance by Buyer of this Agreement and the transactions contemplated hereby; and

(d)   Buyer shall have delivered to Seller each of the $0.30 Warrant and $0.50 Warrant in accordance with Section 5.2(d) and shall have delivered the Closing Shares into the Holdback Account.

Any agreement or document to be delivered to Seller pursuant to this Section 5.2, the form of which is not attached to this Agreement as an exhibit, shall be in form and substance reasonably satisfactory to Seller.

ARTICLE VI

INDEMNIFICATION

6.1   Survival of Representations and Warranties and Covenants.

(a)    The representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement and the closing and the consummation of the transactions contemplated hereby (and any examination or investigation by or on behalf of any party hereto) for a period of 24 months from the Closing Date (the "Cut-Off Date").  Notwithstanding the foregoing, (i) any obligation in respect of a claim for indemnity as a result of a breach of any representation or warranty of any party that is asserted in writing with reasonable specificity as to the nature and, if then reasonably determinable, amount of the claim prior to the Cut-Off Date, the IP Claim Date or the applicable Statute of Limitations Date, in each case as applicable, shall survive past such date until finally resolved or settled, (ii) any obligation in respect of a claim by a party for indemnity as a result of a breach of a representation or warranty arising or resulting from a breach of Section 2.6 (the "IP Claim") shall survive for a period of 36 months from the Closing Date (the "IP Claim Date"); (iii) any obligation in respect of a claim by a party for indemnity as a result of a breach of a representation or warranty arising or resulting from a breach of Sections 2.8, 2.14 or 2.18(c) shall survive until the expiration of the applicable statute of limitations (collectively, the "Statute of Limitation Claims" and each such date, the applicable "Statute of Limitations Date"); and (iv) any obligation in respect of a claim by a party for indemnity as a result of a breach of Sections 2.16 ("Purchased Assets"), 2.25 ("License Agreement"), or 2.27 ("Absence of Certain Business Practices"), a breach of a covenant contained in ARTICLE IV, except as otherwise provided in Section 4.5, a claim arising or resulting from fraud or willful misrepresentation on the part of the other party, or a claim with respect to the Excluded Assets or Excluded Liabilities shall survive indefinitely (collectively, the "Indefinite Claims").

(b)   No Action may be commenced with respect to any representation or warranty, or covenant hereunder, or in any writing delivered pursuant hereto, unless written notice, setting forth in reasonable detail the claimed breach thereof, shall be delivered pursuant to Section 7.6 to the party or parties against whom liability for the claimed breach is charged on or before the termination of the survival period specified in Section 6.1(a) for such representation, warranty, covenant or agreement; provided, that the foregoing shall not apply to an Action related to any Indefinite Claim.

6.2   Indemnification by Seller.  Subject to the provisions of this ARTICLE VI, Seller covenants and agrees to defend, indemnify and hold harmless Buyer and each of its directors, officers, Affiliates, successors, assigns and agents from and against and with respect to any Damages directly or indirectly, relating to, resulting from or arising out of (i) any inaccuracy in or breach of any representation or warranty in ARTICLE II, (ii) the failure of Seller to perform or observe any covenant, agreement or provision to be performed or observed pursuant to this Agreement, (iii) the operation of the Business before the Closing Date or any claims, actions or litigation concerning the same, or (iv) any Excluded Assets or Excluded Liabilities.

6.3   Indemnification by Buyer.  Buyer covenants and agrees to defend, indemnify and hold harmless Seller and its directors, officers, affiliates, successors, assigns and agents, as applicable, from and against any and all Damages arising out of or resulting from (i) any inaccuracy in or breach of any representation or warranty in ARTICLE III, (ii) the failure of Buyer to perform or observe any covenant, agreement or provision to be performed or observed pursuant to this Agreement, or (iii) the operation of the Business after the Closing Date for periods after the Closing Date or any claims, actions or litigation concerning the same.

6.4   Direct Claims.

(a)   In order to seek indemnification under this ARTICLE VI (other than with respect to Third Party Claims), a party entitled to indemnification under Section 6.2 or Section 6.3 (an "Indemnified Party") shall deliver a written demand (an "Indemnification Demand") to Seller (in the case of Indemnification Demands from Buyer) or Buyer (in the case of Indemnification Demands from Seller) which contains (i) a description of and if reasonably determinable at the time such demand is delivered, the amount (the "Asserted Damages Amount") of any Damages incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a statement that the Indemnified Party may be entitled to indemnification under this ARTICLE VI for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for indemnification hereunder and payment of all such Damages.

(b)   Within 30 days after delivery of an Indemnification Demand to Seller or Buyer (as the case may be), such party shall deliver to the other of such parties a written response (the "Response") in which the party providing the Response shall either: (i) agree that the Indemnified Party is entitled to receive all of the Asserted Damages Amount, if any (in which case, if the Indemnified Party is (A) Buyer, then Buyer shall be entitled to retain as an offset, without any further action by Seller, a portion (up to all) of the Closing Shares or the Earnout Consideration equal to such Asserted Damages Amount in satisfaction thereof, and such offset shall be deemed to occur automatically such as to reduce the Closing Shares otherwise deliverable to Seller upon the expiration of the Holdback Period (and any extended period required to resolve any timely made claims for indemnification) or the Earnout Consideration, if any, and Seller shall, in accordance with a payment method reasonably acceptable to Buyer, pay to Buyer cash equal to any remainder of such Asserted Damages Amount not offset from the Closing Shares or the Earnout Consideration, if any, or (B) Seller, then Buyer shall, in accordance with a payment method reasonably acceptable to Seller, pay to Seller cash equal to the amount of such Asserted Damages (in either case, subject to the limitations of Section 6.6)); (ii) agree that the Indemnified Party is entitled to receive part, but not all, of the Damages related to such Indemnification Demand (such portion, the "Agreed Portion") (in which case, if the Indemnified Party is (A) Buyer, then Buyer shall be entitled to retain as an offset, without any further action by Seller, a portion (up to all) of the Closing Shares or the Earnout Consideration equal to such Asserted Damages Amount in satisfaction thereof, and such offset shall be deemed to occur automatically such as to reduce the Closing Shares otherwise deliverable to Seller upon the expiration of the Holdback Period (and any extended period required to resolve any timely made claims for indemnification) or the Earnout Consideration, if any, and Seller shall, in accordance with a payment method reasonably acceptable to Buyer, pay to Buyer cash equal to any remainder of such Agreed Portion not offset from the Closing Shares or the Earnout Consideration, if any, or (B) Seller, then Buyer shall, in accordance with a payment method reasonably acceptable to Seller, pay to Seller cash equal to the amount of such Agreed Portion (in either case, subject to the limitations of Section 6.6)); or (iii) dispute that the Indemnified Party is entitled to receive any of the Asserted Damages Amount.

(c)   In the event that the party providing a Response shall (i) dispute that the Indemnified Party is entitled to receive any of the Damages related to such Indemnification Demand, or (ii) agree that the Indemnified Party is entitled to only the Agreed Portion of the Damages related to such Indemnification Demand, Buyer and Seller shall attempt in good faith to agree upon the rights of the respective parties with respect to each of the indemnification claims that comprise the Damages related to such Indemnification Demand (or the portion of the Damages related to such Indemnification Demand not comprising the Agreed Portion).  If Buyer and Seller should so agree, then the amount of Damages upon which they agree (as applicable) shall be offset as provided in Section 6.4(b).  If no such agreement can be reached after good faith negotiation within 15 days after delivery of a Response, then, at the request of either party, the parties will submit the dispute to a mutually acceptable arbitrator in San Diego County, California designated by the American Arbitration Association, under its rules for Commercial Arbitration, for binding and final resolution.  The fees and expenses of the arbitration shall be paid jointly, one-half by Buyer, on the one hand, and one-half by Seller, on the other hand.

6.5   Third Party Claims.

(a)   If an Indemnified Party receives notice of the assertion by any Person (other than a party hereto) of any claim or of the commencement by any such Person of any Action (a "Third Party Claim") with respect to which an Indemnifying Party is or may be obligated to provide indemnification, the Indemnified Party shall promptly notify the Indemnifying Party in writing of the Third Party Claim (the "Third Party Claim Notice"); provided, however, that the failure to provide such notice shall not relieve or otherwise affect the obligation of the Indemnifying Party to provide indemnification hereunder, except to the extent that such failure or delay materially prejudices the defense thereof.

(b)   The Indemnifying Party shall be entitled to participate in the defense of a Third Party Claim after receipt of a Third Party Claim Notice.  Within 30 days after receipt of a Third Party Claim Notice, the Indemnifying Party may assume the defense of the Third Party Claim subject of such Third Party Claim Notice, in which case the Indemnifying Party shall have the authority to negotiate, compromise and settle such Third Party Claim, if and only if all of the following conditions are satisfied:

(i)   the Indemnifying Party shall have confirmed in writing that it is obligated hereunder to indemnify the Indemnified Party with respect to such Third Party Claim;

(ii)   the Indemnified Party shall not have given the Indemnifying Party written notice that it has determined, in the exercise of its reasonable discretion and in good faith, that matters of corporate or management policy or a conflict of interest make separate representation by the Indemnified Party's own counsel advisable; and

(iii)   such Third Party Claim involves only money damages and does not seek an injunction or other equitable relief.

The Indemnified Party shall retain the right to employ its own counsel and to participate in the defense of any Third Party Claim, the defense of which has been assumed by the Indemnifying Party pursuant hereto, but the Indemnified Party shall bear and shall be solely responsible for its own costs and expenses in connection with such participation unless:  (A) the employment of such counsel has been specifically authorized by the Indemnifying Party in writing, (B) the Indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 6.5(b), or (C) the named parties to such Third Party Claim (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and the Indemnified Party reasonably believes that there may be one or more material legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party (other than differing interests associated with an Indemnifying Party's obligation to indemnify), in which cases the fees and expenses of the Indemnified Party's counsel shall be paid by the Indemnifying Party on a current basis.

(c)   Subject to the foregoing provisions of this Section 6.5, for a period of 20 days after delivery of a Third Party Claim Notice, the Indemnifying Party shall have the right to object in a written statement (an "Objection") to the claim made in the Third Party Claim Notice, and such statement shall have been delivered to the Indemnified Party prior to the expiration of such 20-day period.  If an Objection has been made, the Indemnifying Party shall attempt to resolve the dispute with the Indemnified Party in accordance with this Section 6.5(c).  Once an Objection has been made, the Indemnifying Party and Indemnified Party shall attempt in good faith to agree upon the rights of the respective parties with respect to the claim or claims relating to the Third Party Claim Notice.  Any such agreement shall be set forth in a written memorandum signed by both parties.  If the parties cannot come to such agreement within 15 days after receipt by the Indemnified Party of the Objection, then, at the request of either party, the parties will submit the dispute to a mutually acceptable arbitrator in San Diego County, California designated by the American Arbitration Association, under its rules for Commercial Arbitration, for binding and final resolution.  The fees and expenses of the arbitration shall be paid jointly, one-half by Buyer, on the one hand, and one-half by Seller, on the other hand.

6.6   Limitations on Indemnity.  Buyer and Seller are not entitled to indemnity under this ARTICLE VI except to the extent that the aggregate amount of indemnifiable Damages incurred by the respective party, in the aggregate, exceeds Ten Thousand Dollars ($10,000) (the "Threshold Amount"), in which case the party seeking indemnification may bring a claim for the entire amount of such Damages from dollar one.  The parties agree that they will not submit any claim for indemnification pursuant to this ARTICLE VI unless and to the extent that the aggregate amount of all Damages for which indemnity is claimed exceeds the Threshold Amount; provided, however, that the Threshold Amount shall not apply in respect of an IP Claim, Statute of Limitation Claims or Indefinite Claims.

6.7   Relationship Between Assumed Liabilities and Indemnification.  Subject to the provisions of this ARTICLE VI, Buyer shall be entitled to indemnification pursuant to this ARTICLE VI for Damages in respect of the breach by Seller of the representations and warranties contained in ARTICLE II even if such Damages would otherwise be assumed by Buyer under Section 1.3.

6.8   Exclusive Remedy.  This ARTICLE VI sets forth the sole and exclusive remedies of  Buyer and Seller, and their respective successors and assigns for any Action any of them may assert or attempt to assert against the other to the extent the Action in any way relates to this Agreement or its negotiation, execution, delivery or performance, any alleged breach of or default under this Agreement, or the transactions contemplated hereby, regardless of whether such Action is based in tort (for example, intentional or negligent misrepresentation) or contract, or arises at law or in equity; provided, however, the foregoing limitation shall not apply to a claim arising or resulting from fraud or willful misrepresentation on the part of the other party.

6.9   Right of Offset. Notwithstanding anything to the contrary herein, Buyer may offset any amount to which it may be entitled under this ARTICLE VI against the Closing Shares and any other amount otherwise payable to Seller under this Agreement or under any document delivered in connection herewith, including with respect to any Earnout Payment.  For purposes of exercising Buyer's offset rights against the Closing Shares, the value per share of the Closing Shares shall be deemed to be the closing price per share of the Buyer's common stock as reported on NYSE Amex on the date of delivery of the Indemnification Demand or the Third Party Claim Notice, as applicable.  The exercise of such right of offset by Buyer in good faith, whether or not ultimately determined to be justified, will not constitute a breach of this Agreement.  Neither the exercise of, nor the failure to exercise, such right of offset shall constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it, in law or in equity.  Buyer may exercise its offset rights by notice to Seller at any time setting forth the amount of offset and the basis for such offset.

ARTICLE VII

MISCELLANEOUS

7.1   Rules of Construction.  This Agreement has been negotiated by the parties and is to be interpreted according to its fair meaning as if the parties had prepared it together and not strictly for or against any party.  All references in this Agreement to articles, sections, schedules and exhibits are to articles, sections, schedules and exhibits of or to this Agreement unless expressly otherwise indicated.  At each place in this Agreement where the context so requires, the masculine, feminine or neuter gender includes others.  "Including" or "include" means "including without limitation" and "include without limitation," respectively, "Or" is used in the inclusive sense of "and/or."  Currency amounts referenced herein, unless otherwise specified, are in U.S. Dollars.

7.2   Further Actions.  From time to time, as and when requested by any party hereto, each other party shall execute and deliver, or cause to be executed and delivered, such documents and instruments and shall take, or cause to be taken, such further or other actions as the requesting party may reasonably deem necessary or desirable to carry out the intent and purposes of this Agreement, to transfer, assign and deliver the Purchased Assets to Buyer and its respective successors and assigns effective as of the Closing Date (or to evidence the foregoing) and to consummate and give effect to the other transactions, covenants and agreements contemplated hereby.

7.3   Expenses.  Except as expressly set forth herein, the parties shall bear their own legal fees and other costs and expenses with respect to the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder.

7.4   Entire Agreement.  This Agreement, which includes the all schedules and exhibits hereto and the other documents, agreements and instruments executed and delivered pursuant to this Agreement, contains the entire agreement between the parties hereto with respect to the transactions contemplated by this Agreement and supersedes all prior arrangements, understandings, proposals, prospectuses, projections and related materials with respect thereto, other than the Confidentiality Agreement, which shall survive in accordance with its terms.

7.5   Descriptive Headings.  The descriptive headings of this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

7.6   Notices.  All notices or other communications which are required or permitted hereunder shall be in writing and shall be sufficiently given if (a) delivered personally or (b) sent by registered or certified mail, postage prepaid, or (c) sent by overnight courier with a nationally recognized courier, or (d) sent via facsimile confirmed in writing in any of the foregoing manners, as follows:

If to Seller:	iSports Inc. 2051 Glencoe Way Los Angeles, CA 90068 Attn: Kartik Ramachandran Email: Kartikr@alumni.princeton.edu

With a copy to:	Kendall, Koenig, and Oelsner, LLP 999 Eighteenth Street, Suite 1825 Denver CO 80202 Attn: David Kendall Email: dkendall@kkofirm.com

If to Buyer:	NTN Buzztime, Inc. 5966 La Place Court, Suite 100 Carlsbad, CA 92008 Attention: Kendra Berger Fax: 760.930.1187

With a copy to:	Sheppard Mullin Richter & Hampton, LLP 12275 El Camino Real, Suite 200 San Diego, CA 92130-2006 Attention: Kirt Shuldberg Fax: 858.523.6712

If sent by mail, notice shall be considered delivered five Business Days after the date of mailing, and if sent by any other means set forth above, notice shall be considered delivered upon receipt thereof.  Any party may by notice to the other parties change the address or facsimile number to which notice or other communications to it are to be delivered or mailed.

7.7   Publicity.  Buyer shall have sole control over any press release, public announcement, statement or acknowledgment (collectively, "Public Statements") with respect to this Agreement and the consummation of the transactions contemplated herein; provided, however, that Messrs. Ramachandran and Glassman shall have a right to review any Public Statements which shall include their name,

7.8   Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to the choice of law principles thereof.

7.9   Assignment.  This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and permitted assigns.  This Agreement shall not be assignable (whether voluntarily or involuntarily, directly or indirectly or by operation of law) by Seller without the written consent of Buyer and any such purported assignment by Seller without such consent shall be void.

7.10   Waivers and Amendments.  Any amendment or supplementation of this Agreement shall be effective only if in writing signed by each of the parties hereto.  Any waiver of any term or condition of this Agreement shall be effective only if in writing signed by the party giving the waiver.  A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive a party's rights hereunder at any time to enforce strict compliance thereafter with every term or condition of this Agreement, except to the extent such future rights are specifically included within the scope of such written waiver.

7.11   Third Party Rights.  This Agreement shall not create benefits on behalf of any other Person (including any Business Employee, broker or finder), and this Agreement shall be effective only as between the parties hereto, their successors and permitted assigns.

7.12   Severability.  If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable such term or provision in any other jurisdiction, the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or enforceable.

7.13   Counterparts.  This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.  Facsimile and PDF signatures shall be treated as if they were originals.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed and delivered as a sealed instrument as of the date and year first above written.

BUYER NTN Buzztime, Inc., a Delaware corporation. By: ______________________________ Name: ____________________________ Title: _____________________________	SELLER iSports Inc., a California corporation By: ______________________________ Name: ____________________________ Title: _____________________________

[Signature Page to Asset Purchase Agreement]

LIST OF EXHIBITS

Exhibit A	Definitions
Exhibit B	Bill of Sale [Not Attached]
Exhibit C	Assignment and Assumption Agreement [Not Attached]
Exhibit D	Seller IP Assignment [Not Attached]
Exhibit E	Form of Non-Competition Agreement [Not Attached]
Exhibit F	$0.30 Warrant [Not Attached]
Exhibit G	$0.50 Warrant [Not Attached]

EXHIBIT A

DEFINITIONS

The terms defined in this Exhibit A, whenever used in this Agreement (including in any schedule to this Agreement), shall have the respective meanings indicated below for all purposes of this Agreement, unless otherwise indicated in this Agreement (or the applicable schedule):

"$0.30 Warrant": means a warrant to purchase 1,000,000 unregistered shares of Common Stock, with an exercise price of $0.30 per share, substantially in the form attached hereto as Exhibit F.

"$0.50 Warrant": means a warrant to purchase 500,000 unregistered shares of Common Stock, with an exercise price of $0.50 per share, substantially in the form attached hereto as Exhibit G.

"Action": means any claim, action, suit, arbitration, hearing, inquiry, proceeding, complaint, charge or investigation of any kind, whether civil, criminal or administrative, at law or in equity and any appeal from any of the foregoing.

"Active Mobile User": means a unique user who accesses Buyer's products from a mobile device during the period in question.

"Affiliate":  with respect to any Person, means any Person directly or indirectly through one or more intermediaries, that controls, is controlled by, or is under common control with such other Person.

"Assumed Liabilities":  as defined in Section 1.3.

"Business":  as defined in the Recitals.

"Business Day" means Monday through Friday, excluding any day of the year on which banks are required or authorized to close in the State of California.

"Business Conditions":  means those conditions set forth in Sections 1.6(b)(B)(i)(1) and (2), 1.6(b)(B)(ii(1) – (4), and 1.6(b)(B)(iii)(1) – (4).

"Business Employees":  as defined in Section 2.7(a).

"Cause": Cause for termination of employment of the Transferred Employees shall be defined as when there is, as reasonably determined by Buyer: (i) any act of personal dishonesty taken by the Transferred Employee in connection with his responsibilities as an employee of Buyer which is intended to result in substantial personal enrichment of the Transferred Employee and is reasonably likely to result in material harm to Buyer, (ii) the Transferred Employee's conviction of a felony which Buyer reasonably believes has had or will have a material detrimental effect on Buyer's reputation or business, (iii) a willful act by the Transferred Employee which constitutes misconduct and is materially injurious to Buyer, (iv) continued willful violations by the Transferred Employee of the Transferred Employee's obligations to Buyer after there has been delivered to the Transferred Employee a written demand for performance from Buyer which describes the basis for Buyer's belief that the Transferred Employee has willfully violated his obligations to Buyer.

"Challenges": means any individual or group gaming experience on any of Buyer's products or services where users compete against each other, in groups, or individually against Buyer's product offering.

Exhibit A-1

"Closing": as defined in Section 1.9.

"Closing Date": as defined in Section 1.9.

"Closing Purchase Price": as defined in Section 1.5(a).

"Closing Shares" as defined in Section 1.5(a).

"Code":  Internal Revenue Code of 1986, as amended.

"Commitments": as defined in Section 2.6(m).

"Common Stock": means shares of Buyer's common stock, $0.005 par value per share.

"Confidentiality Agreement": means that certain Nondisclosure Agreement dated as of February 16, 2009 by and between Seller and Buyer, as the same may be amended from time to time.

"Contract": means any written or oral contract, agreement, instrument, commitment, arrangement, understanding or undertaking (including leases, franchises, bonds, guaranties, licenses, mortgages, notes, guarantees, sublicenses, subcontracts and purchase orders).

"Damages": means any and all losses, liabilities, obligations, costs, expenses, orders, decrees, damages (including incidental and consequential damages) or judgments of any kind or nature whatsoever (including costs of investigation and defense reasonable attorneys', accountants' and experts' fees, and disbursements of counsel).

"Dispute Notice": as defined in Section 1.6(f).

"Determining Experts": as defined in Section 1.6(f).

"Earnout Consideration": as defined in Section Section 1.6(a).

"Earnout Milestone": as defined in Section 1.6(a).

"Earnout Payment": as defined in Section 1.6(b)(B).

"Employee Benefit Plan": as defined in Section 2.8(a).

"Environmental Laws": means all civil and criminal, foreign, international, provincial, federal, state and local laws, rules, regulations, orders, ordinances, policies, guidance documents and common law, which govern or relate to pollution, protection or restoration of the environment, natural resources, safety and health, Releases or threatened Releases of Hazardous Materials, solid or hazardous waste, or otherwise relating to the manufacture, processing, distribution, use, recycling, treatment, storage, Release, transport or handling of Hazardous Materials and all laws and regulations with regard to record keeping, notification, disclosure and reporting requirements respecting Hazardous Materials, together with any governmental entity interpretations of each of the foregoing.

"ERISA": means Employee Retirement Income Security Act of 1974, as amended.

"ERISA Affiliate": means any entity, trade or business (whether or not incorporated) that is treated as a single employer with Seller under Section 4001(b) of ERISA or Code Sections 414(b), (c), (m) or (o).

Exhibit A-2

"Excluded Assets":  as defined in Section 1.2.

"Excluded Liabilities":  as defined in Section 1.4.

"GAAP": means generally accepted accounting principles as in effect in the United States.

"Government Licenses" means all permits, licenses, franchises, orders, registrations, certificates, variances, approvals and other authorizations obtained from any Governmental Entity, including those listed on Schedule 2.11.

"Governmental Entity":  means any foreign, federal, state, municipal or local government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any United States court, tribunal, or judicial or arbitral body of any nature; or any United States body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

"Hazardous Materials": means (i) any chemical, compound, material, mixture or substance that is now or hereafter defined or listed in, or otherwise classified pursuant to, any Environmental Laws as a "hazardous substance", "hazardous material", "hazardous waste", "extremely hazardous waste", "acutely hazardous waste", "radioactive waste", "infectious waste", "biohazardous waste", "toxic substance", "pollutant", "toxic pollutant", "contaminant" , "special waste", as well as any formulation not mentioned herein intended to define, list, or classify substances by reason of deleterious properties, including ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity "EP toxicity," or "TCLP toxicity"; (ii) petroleum, natural gas, natural gas liquids, liquefied natural gas, synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas) and ash produced by a resource recovery facility utilizing a municipal solid waste stream, and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas, or geothermal resources; (iii) "hazardous substance" as defined in Section 25281(f) of the California Health and Safety Code; (iv) "waste" as defined in Section 13050(d) of the California Water Code (v) asbestos in any form; (vi) urea formaldehyde foam insulation; (vii) transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs); (viii) radon; and (ix) any other chemical, material, or substance that, because of its quantity, concentration, or physical or chemical characteristics, exposure to which is limited or regulated for health and safety reasons by any governmental authority, or which poses a present or potential hazard to human health and safety or to the environment if released into the workplace or the environment

"Holdback Account": means the account consisting of the Closing Shares to be established by and administered by Buyer to secure the indemnification obligations of Seller under ARTICLE VI.

"Holdback Period": means the period beginning with the Closing Date and ending on the one year anniversary of the Closing Date.

"Indebtedness": means, as at any date of determination thereof (without duplication):  (i) all obligations of Seller for borrowed money or funded indebtedness or issued in substitution for or exchange for borrowed money or funded indebtedness (including obligations in respect of principal, accrued interest, any applicable prepayment charges or premiums and any unpaid fees, expenses or other monetary obligations in respect thereof); (ii) any indebtedness evidenced by any note, bond, debenture or other debt security; (iii) the lease obligations required to be listed on Schedule 2.18(b) and Schedule 2.18(l) or required to be capitalized in accordance with GAAP; (iv) all obligations for reimbursement then required to be made of any obligor on any banker's acceptance or similar transactions (including all letters of credit and all obligations thereunder); (v) all obligations for the deferred purchase price of property or conditional sale obligations of Seller under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business); (vi) any obligations with respect to the termination of any interest rate hedging or swap agreements; (vii) all obligations of the type referred to in clauses (i) through (vi) of any Person for the payment of which Seller is responsible or liable, directly or indirectly, as guarantor, obligor, surety or otherwise; (viii) obligations of the type referred to in clauses (i) through (vii) of other Persons secured by any Lien on any property or asset of Seller but only to the extent of the value of the property or asset that is subject to such Lien; and (ix) any outstanding but not cleared checks.

Exhibit A-3

"Independent Contractors":  as defined in Section 2.7(d).

"Intellectual Property": means: (i) inventions and discoveries (whether or not patentable and whether or not reduced to practice), improvements thereto, and patents, patent applications, invention disclosures, and other rights of invention, worldwide, including without limitation any reissues, divisions, continuations and continuations-in-part, provisionals, reexamined patents or other applications or patents claiming the benefit of the filing date of any such application or patent; (ii) trademarks, service marks, trade names, trade dress, logos, domain names, product names and slogans, including any common law rights, registrations, and applications for registration for any of the foregoing, and the goodwill associated with all of the foregoing, worldwide; (iii) copyrightable works, all rights in copyrights, including moral rights, copyrights, website content, and other rights of authorship and exploitation, and any applications, registrations and renewals in connection therewith, worldwide; (iv) trade secrets and confidential business and technical information, including, without limitation, web site user information, customer and supplier lists and related information, pricing and cost information, business and marketing plans, advertising statistics, any other financial, marketing and business data, technical data, specifications, schematics and know-how; (v) to the extent not covered by subsections (i) through (iv), above, Software and web sites (including all related computer code and content); (vi) rights to exclude others from appropriating any of such intellectual property, including the rights to sue for and remedies against past, present and future infringements of any or all of the foregoing and rights of priority and protection of interests therein; and (vii) any other proprietary, intellectual property and other rights relating to any or all of the foregoing anywhere in the world.

"IP Participant": as defined in Section 2.6(k).

"Knowledge of Buyer" and "Buyer's Knowledge":  any particular fact, circumstance, event or other matter in question of which any of Buyer's officers and directors have knowledge.  An individual shall be deemed to have knowledge of a particular fact, circumstance, event or other matter if (i) such fact, circumstance, event or other matter is reflected in one or more documents, written or electronic, that are or have been in such individual's possession or that would likely be reviewed by an individual who has the duties and responsibilities of such individual in the customary performance of such duties and responsibilities or (ii) such knowledge would be obtained from reasonable and customary inquiry of those Persons employed by Buyer charged with administrative or operational responsibility for such matter.

"Knowledge of Seller" and "Seller's Knowledge":  any particular fact, circumstance, event or other matter in question of which either Nick Glassman, Kartik Ramachandran or any of Seller's other officers and directors have knowledge.  An individual shall be deemed to have knowledge of a particular fact, circumstance, event or other matter if (i) such fact, circumstance, event or other matter is reflected in one or more documents, written or electronic, that are or have been in such individual's possession or that would likely be reviewed by an individual who has the duties and responsibilities of such individual in the customary performance of such duties and responsibilities or (ii) such knowledge would be obtained from reasonable and customary inquiry of those Persons employed by Seller charged with administrative or operational responsibility for such matter.

Exhibit A-4

"Law": means any United States federal, state, municipal or local statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order of any Governmental Entity.

"Liabilities": means any and all debts, liabilities, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including, whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

"Lien":  means any charge, claim, community property interest, condition, equitable interest, lien, license, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

"Material Adverse Effect": means any material adverse effect on the Business, the Purchased Assets, the Assumed Liabilities, operations, prospects, or results of operations of the Business or condition (financial or otherwise) of the Business taken as a whole.

"Material Contract":  as defined in Section 2.11(a).

"Milestone Notice": as defined in Section 1.6(c).

"Milestone Notice Date": as defined in Section 1.6(c).

"Mobile Devices":  means any device, such as a personal data assistant (PDA), mobile phone, or portable gaming device, whose primary networking capability is derived from WiFi (802.11x), RF (radio frequency), IR (infra-red), or satellite technology.  Mobile Devices are understood to exclude personal computers.

"Net Media Revenues": means all revenues derived from sources other than subscription revenues from Buyer's retail customers.  For purposes of calculating Net Media Revenues for any given period, all revenue attributable to businesses and assets that Buyer acquires after the Closing shall be excluded.

"Organizational Documents": as defined in Section 2.1.

"Page View":  means any impression that has the technical capability of delivering an advertising asset within it.

"Payoff Letters":  means the letters provided by the lenders or other holders of Indebtedness to Seller in connection with the repayment of the Indebtedness as contemplated hereby.

"Permitted Liens":  means Liens for Taxes not yet due and payable.

"Person": means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Entity.

"Premium Mobile and Web Revenues": means all revenues outside of mobile advertising and sponsorship generated by Buyer, including one time billing events, subscriptions, or season/league-long purchases, and third-party content licensing and services relationships, but excluding in all cases subscription revenue from Buyer's retail customers.

Exhibit A-5

"Purchased Assets": as defined in Section 1.1.

"Purchased Contracts": as defined in Section 1.1(c).

"Release": means any spill, emission, discharge, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, release, presence or migration of Hazardous Materials on, above, under, onto, in or into the environment or into or out of any property.

"Securities": means the Closing Shares, the $0.30 Warrant, the $0.50 Warrant and the shares of Buyer's common stock issuable upon exercise of the $0.30 Warrant and the $0.50 Warrant.

"Securities Act": means the Securities Act of 1933, as amended.

"Seller IP Rights": means all of the rights and interests of Seller in Intellectual Property used in, or useful in the conduct of, the Business wherever located, remedies against infringement thereof and rights of protection of interests therein and all related goodwill, including without limitation, Software and the other Intellectual Property and related rights as set forth on Schedule 2.6.

"Software": means the computer software included in the Software Rights.

"Software Rights": as defined in Section 2.6(f).

"Straddle Period": as defined in Section 4.2(c).

"Subsidiary": with respect to any Person, means any corporation a majority (by number of votes) of the outstanding shares of any class or classes of which shall at the time be owned by such Person or by a Subsidiary of such Person, if the holders of the shares of such class or classes (i) are ordinarily, in the absence of contingencies, entitled to vote for the election of a majority of the directors (or Persons performing similar functions) of the issuer thereof, even though the right so to vote has been suspended by the happening of such a contingency, or (ii) are at the time entitled, as such holders, to vote for the election of a majority of the directors (or Persons performing similar functions) of the issuer thereof, whether or not the right so to vote exists by reason of the happening of a contingency.

"Tax" or, collectively, "Taxes": means (i) any and all federal, state, local, or non-U.S. income, franchise, sales and use taxes, real and personal property (tangible and intangible) taxes, gross receipts taxes, documentary transfer taxes, excise taxes, employment taxes, withholding taxes, unemployment insurance contributions, unclaimed property, value added taxes and any other taxes or governmental charges of any kind, however denominated, including any interest, penalties and additions to tax in respect thereto, and (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of any express or implied obligation to indemnify any other Person as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts, or as a successor or transferee, or pursuant to the provisions of Treasury Regulation 1.1502-6 (and any comparable provision of state, foreign or local law).

"Tax Purchase Price": as defined in Section 1.8.

Exhibit A-6

"Tax Return": means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"Transaction Document":  as defined in Section 2.2.

"Transfer": means any sale, assignment, transfer, conveyance, pledge, hypothecation or other disposition, voluntarily or involuntarily, by operation of law, with or without consideration, or otherwise (including by way of intestacy, will, gift, bankruptcy, receivership, levy, execution, charging order or other similar sale or seizure by legal process).

"Transferred Employees":  as defined in Section 5.1(c).

"Unique Viewer": means a visitor to one of Buyer's consumer websites who is identified unique by one of several different variables based on the technology used, including IP address via reverse DNS lookup, user agent, and cookie and/or registration identification.

"Year 1": means the partial-year period commencing on the Closing Date and ending on December 31, 2009.

"Year 2": means the 12-month period commencing on January 1, 2010 and ending on December 31, 2010.

"Year 3": means the 12-month period commencing on January 1, 2011 and ending on December 31, 2011.

Exhibit A-7